                                                Filed pursuant to Rule 424(b)(5)
                                                Registration Nos.   333-86050
                                                                    333-86050-01
                                                                    333-86050-02
                                                                    333-86050-03
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 17, 2002)

 [LOGO]
 AEP
   AMERICAN(R)
   ELECTRIC
   POWER
                            6,000,000 Equity Units

                     American Electric Power Company, Inc.
                              9.25% Equity Units

                                 -------------

   American Electric Power Company, Inc. is offering 9.25% Equity Units. Each Equity Unit has a stated amount of $50 and will initially consist of (a) a forward purchase contract under which you will agree to purchase shares of our common stock for $50 on August 16, 2005, and (b) a 5.75% senior note due August 16, 2007 with a principal amount of $50. The senior note will initially be held as a component of your Equity Unit and will be pledged to secure your obligation under the related forward purchase contract.

   We will make quarterly contract adjustment payments to you under the forward purchase contract at the annual rate of 3.50% of the stated amount of $50 per forward purchase contract, as described herein. In addition, we will make quarterly interest payments on the senior note at the initial annual rate of 5.75%. The interest rate on the senior note will be reset, and the senior note remarketed, as described in this prospectus supplement. The senior notes are unsecured and rank equally with all of our other unsecured senior indebtedness.

   Concurrently with this offering, we are offering (by a separate prospectus supplement) 16,000,000 shares of our common stock, plus up to an additional 2,400,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option in full. Neither offering is conditioned on the completion of the other.

   We have been approved to list the Equity Units on the New York Stock Exchange under the symbol "AEP PrA." On June 5, 2002, the closing price of our common stock on the New York Stock Exchange was $40.90 per share.

                                 -------------

   Investing in the Equity Units involves risks. See "Risk Factors" beginning on page S-20 of this prospectus supplement and page 2 of the accompanying prospectus.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                                          Per Equity Unit    Total
                                          --------------- ------------
Public offering price....................     $50.00      $300,000,000
Underwriting discount....................     $ 1.50      $  9,000,000
Proceeds to us, before expenses..........     $48.50      $291,000,000

   The public offering price stated above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the forward purchase contracts and interest on the senior notes will accrue from the date of original issuance of the Equity Units. We have granted the underwriters an option to purchase within 13 days of the original issuance of Equity Units up to an additional 900,000 Equity Units at the initial public offering price less the underwriting discount.

   The underwriters expect to deliver the Equity Units against payment in New York, New York on or about June 11, 2002.

                                 -------------

                          Joint Book-Running Managers

Goldman, Sachs & Co.               JPMorgan                Salomon Smith Barney

                                 -------------

   Banc of America Securities LLC                 Credit Suisse First Boston
                                  Lehman Brothers
   Merrill Lynch & Co.                                           UBS Warburg

                                 -------------

  A.G. Edwards & Sons, Inc. Danske Securities      Edward D. Jones & Co., L.P.
  McDonald Investments Inc.   TD Securities   The Williams Capital Group, L.P.

                                 -------------

                              Global Coordinator

                             Salomon Smith Barney

June 5, 2002

  -----------------------------------------------------------------------------
                                     [MAP]

Map showing Power Plants, Coal Mines, Coal Terminal Facilities, Louisiana Intrastate Gas, Houston Pipe Line, Natural Gas Storage, Service Territory, Barge Lines, Transmission Line.

Map showing Generating Units

Marketing & Trading Presence

Power:  U.S., U.K., France, Germany, the Netherlands, Switzerland & Scandinavia

Natural Gas: U.S., U.K. & Northwestern Europe

Coal: U.S. & Europe

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                 -------------

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
                              Prospectus Supplement
Summary......................................................................  S-1
Concurrent Offering.......................................................... S-19
Risk Factors................................................................. S-20
Forward-Looking Statements................................................... S-24
Use of Proceeds.............................................................. S-25
Capitalization............................................................... S-26
American Electric Power Company, Inc......................................... S-27
Price Range of Common Stock and Dividend Policy.............................. S-32
Accounting Treatment......................................................... S-33
Description of the Equity Units.............................................. S-34
Description of the Senior Notes.............................................. S-55
United States Federal Income Tax Consequences................................ S-60
Certain ERISA Considerations................................................. S-70
Underwriting................................................................. S-72
Legal Matters................................................................ S-75
Experts...................................................................... S-75
                                 Prospectus
The Company..................................................................    2
Prospectus Supplements.......................................................    2
Risk Factors.................................................................    2
Ratio of Earnings to Fixed Charges...........................................   16
Where You Can Find More Information..........................................   16
Use of Proceeds..............................................................   17
The Trusts...................................................................   17
Accounting Treatment of Trusts...............................................   18
Description of the Senior Notes..............................................   18
Description of Common Stock..................................................   23
Description of the Junior Subordinated Debentures............................   24
Description of Trust Preferred Securities....................................   30
Description of Guarantees....................................................   46
Description of the Stock Purchase Contracts and the Stock Purchase Units.....   50
Relationship Among Trust Preferred Securities, Debt Securities and Guarantees   50
Book-Entry System............................................................   52
Plan of Distribution.........................................................   54
Legal Opinions...............................................................   55
Experts......................................................................   55

   This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than those we are offering in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

   It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 16 of the accompanying prospectus.

   We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

                                    SUMMARY

   The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the prospectus to which it relates. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the Equity Units. You should read this prospectus supplement and the accompanying prospectus carefully to understand fully the terms of the Equity Units as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Equity Units. You should also review the "Risk Factors" section beginning on page S-20 of this prospectus supplement and page 2 of the accompanying prospectus to determine whether an investment in the Equity Units is appropriate for you.

   Unless the context requires otherwise, references to "American Electric Power," "AEP," the "Company," "we," "our" or "us" refer to American Electric Power Company, Inc., a New York corporation, and its consolidated subsidiaries.

                     American Electric Power Company, Inc.

   We are one of the largest investor owned electric public utility holding companies in the U.S. We provide generation, transmission and distribution service to over 4.9 million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) through our electric utility operating companies. We are also one of the largest marketers and traders of electricity and natural gas in the United States. In 2000, we established an energy trading operation in Europe.

   We have a significant presence throughout the domestic energy value chain. Our U.S. electric assets include:

  .   38,000 megawatts of generation capacity;

  .   over 38,000 miles of transmission lines; and

  .   186,000 miles of distribution lines.

Our natural gas assets include:

  .   128 billion cubic feet (Bcf) of gas storage facilities; and

  .   6,400 miles of gas pipelines in Louisiana and Texas.

Through our coal and transportation assets we:

  .   control over 7,000 railcars;

  .   control over 1,800 barges and 37 tug boats;

  .   operate two coal handling terminals with 20 million tons of capacity; and

  .   produce over 7 million tons of coal annually in the U.S.

Our focus is in the U.S., but we also have smaller operations in other parts of the world including:

  .   a growing energy trading operation in Europe based in the United Kingdom;
      and

  . 4,000 megawatts of generating capacity in England, which represents approximately 16% of the total coal-fired generation capacity of England and Wales.

Strategy and Corporate Restructuring

   Our strategy is a balanced business model of regulated and unregulated operations backed by assets and supported by enterprise-wide risk management and a strong balance sheet. Our goal is to combine a predictable earnings stream and cash flow from our regulated operations with greater growth opportunities from our unregulated operations.

   We are currently in the process of restructuring our assets and operations. The new corporate structure will consist of a regulated holding company and an unregulated holding company. The regulated holding company will own our integrated utilities and Ohio and Texas transmission and distribution assets. The unregulated holding company will own our Ohio and Texas generation, independent power producers, gas pipeline and storage, United Kingdom generation, barging and coal mining assets and marketing and trading operations.

   Approval is needed from the SEC under the Public Utility Holding Company Act and the Federal Energy Regulatory Commission (FERC) to make these organizational changes. We are awaiting the SEC's and the FERC's decision in this matter.

   We have developed specific strategies for each of our regulated and unregulated operations:

  .   Regulated Operations

       -  Maintain moderate but steady earnings growth;

       - Maximize value of transmission assets and protect revenue stream through regional transmission organization membership;

       - Continue process improvement to maintain distribution service quality while enhancing financial performance;

       - Optimize generation assets through enhanced availability of off-system sales; and

       - Manage regulatory process to maximize retention of earnings improvement.

  .   Unregulated Operations

       -  Disciplined approach to asset acquisition and disposition;

       - Value-driven asset optimization through the linkage of superior commercial, analytical and technical skills;

       - Broad participation across all energy markets with a disciplined and opportunistic allocation of risk capital;

       - Continued investment in both technology and process improvement to enhance our competitiveness;

       - Stringent risk management procedures with independent, internal risk oversight; and

       - Continued expansion of intellectual capital through ongoing recruiting, performance- linked compensation and the development of a structure that promotes sound decision- making and innovation at all levels.

Overview of Current Regulated Operations

   Our electric utility subsidiaries have traditionally provided electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers. Our operating subsidiaries include Appalachian Power Company, Central Power and Light Company (CPL), Columbus Southern Power Company (CSP), Indiana Michigan Power Company, Kentucky Power Company, Ohio Power Company (OPCo), Public Service Company of Oklahoma, Southwestern Electric Power Company, West Texas Utilities Company (WTU), Kingsport Power Company, Wheeling Power Company and AEP Generating Company. These operating subsidiaries provide electric service to over 4.9 million customers in 11 states through our electric networks of over 38,000 miles of transmission lines and 186,000 miles of distribution lines. After corporate separation, the generation assets of CPL, CSP, OPCo and WTU will be transferred to the unregulated operations.

Overview of Unregulated Operations

   Our unregulated business operations focus on value-driven asset optimization at each link of the energy chain through the following activities:

  . Manage a diversified portfolio of owned assets and structured third party arrangements, including:

       -  Power generation facilities and renewable energy sources;

       -  Natural gas pipeline, storage and processing facilities;

       -  Coal mines and related facilities; and

       -  Barge, rail and other fuel transportation related assets.

  . Trade and market energy commodities, including electric power, natural gas, natural gas liquids, oil, coal, and SO\\2\\ allowances in North America and Europe;

  . Provide price-risk management services and liquidity through a variety of energy-related financial instruments, including exchange-traded futures and over-the-counter forward, option, and swap agreements; and

  . Enter into long-term transactions to buy or sell capacity, energy, and ancillary services of electric generating facilities, either existing or to be constructed, at various locations in North America and Europe.

                              Recent Developments

   Please refer to the discussion in "Registrants' Combined Management Discussion and Analysis of Financial Condition, Contingencies and Other Matters" under the caption "Possible Divestitures" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. As discussed therein, we are considering disposing of the following non-core assets:

Possible Divestitures

  . SEEBOARD, our energy delivery and retail supply business in the U.K. We have provided interested parties an information memorandum and, based upon their initial level of interest, have provided some of those parties the opportunity to pursue more detailed investigations. We anticipate receiving proposals from one or more of these parties to purchase SEEBOARD in June 2002.

  . Texas Retail Electric Providers. We have recently entered into a definitive agreement to dispose of two of our Texas retail electric providers which serve retail residential and small commercial customers in Texas. The disposal price will not be determined until a date closer to the consummation of the transaction, which is expected to be during the fourth quarter of 2002.

  . CitiPower, our energy delivery and retail supply business in Australia. We have distributed an information memorandum among interested parties and currently expect to receive offers in late June 2002.

  . Other generation, distribution and telecommunications assets. We are considering the divestiture of our power generation interests in Medway Power in the U.K., Nanyang Electric in China, Pacific Hydro in Australia, certain cogeneration facilities in the U.S., our joint investment in power distribution in Brazil and our domestic telecommunications assets.

   If we dispose of these assets in the foreseeable future we may realize gains on certain dispositions but we would expect that in the aggregate we would realize a non-recurring loss (including currency adjustment) that would be significant. In the case of our foreign investments, a portion of any such loss might be recognized as an impairment of goodwill, which, under a recent change in accounting rules, would be recognized retroactively to January 2002. This impairment charge could result even if we decide not to dispose of the relevant asset.

Marketing and Trading

   In note 8 to the financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 under the caption "California Energy Market Investigation by FERC--Affecting AEP", we discuss a fact-finding investigation initiated by the FERC into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the Western System Coordinating Council, which we refer to as the WSCC, or otherwise exercised undue influence over wholesale prices in the WSCC, for the period January 1, 2000, forward. With the assistance of outside counsel retained for this purpose, we have reviewed our records and interviewed relevant personnel and, based upon that review, we have timely advised the FERC that we are not aware of any improper activities by our personnel in respect of these matters.

   On May 21, 2002, the FERC issued a further data request with respect to this matter to us and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash", "round trip" or "sale/buy back" trading in the WSCC, which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, "wash sales"). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to us and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing our records, we responded to the FERC that we did not participate in any "wash sale" transactions involving power or gas in the relevant market. We further informed the FERC that certain of our traders did engage in trades on the IntercontinentalExchange, an electronic electricity trading platform owned by a group of electricity trading companies, including us, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

   Press reports indicate that the SEC and the Commodity Futures Trading Commission are also looking into "wash sale" trading practices. In addition, the United States Department of Justice made a civil investigation demand to us and other electric generating companies concerning their investigation of the IntercontinentalExchange. We have recently completed a review of our trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to our financial statements. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

   The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades of certain other market participants have significantly reduced such participants' participation in the wholesale power markets. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which could result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

                      Summary Consolidated Financial Data

   The following table sets forth summary consolidated financial information for each of the periods indicated. You should read the information in this table together with our consolidated financial statements and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                                    Years Ended December 31,
                                                                                Three Months Ended -------------------------
                                                                                  March 31, 2002     2001     2000     1999
                                                                                ------------------ -------  -------  -------
                                                                                    (in millions, except per share data)
Consolidated Statements of Income Data:
Revenues (1)...................................................................      $13,414       $61,257  $36,706  $24,745
Expense........................................................................       12,894        58,862   34,702   22,441
                                                                                     -------       -------  -------  -------
Operating Income...............................................................          520         2,395    2,004    2,304
Other Income (Expenses)........................................................           (5)          172       55      160
  Less: Interest, Preferred Dividend Requirements of Subsidiaries and Minority
   Interest in Finance Subsidiary..............................................          239           995    1,160      996
                                                                                     -------       -------  -------  -------
Income Before Income Taxes.....................................................          276         1,572      899    1,468
Income Taxes...................................................................           95           569      597      482
                                                                                     -------       -------  -------  -------
Income Before Extraordinary Items and Cumulative Effect........................          181         1,003      302      986
Extraordinary Losses (net of tax):
  Discontinuance of Regulatory Accounting for Generation.......................           --           (48)     (35)      (8)
  Loss on Reacquired Debt......................................................           --            (2)      --       (6)
Cumulative Effect of Accounting Change (net of tax)............................           --            18       --       --
                                                                                     -------       -------  -------  -------
Net Income.....................................................................      $   181       $   971  $   267  $   972
                                                                                     =======       =======  =======  =======
Average Shares Outstanding.....................................................          322           322      322      321
Earnings Per Share:
  Income Before Extraordinary Items and Cumulative Effect......................      $  0.56       $  3.11  $  0.94  $  3.07
  Extraordinary Losses.........................................................           --         (0.16)   (0.11)   (0.04)
  Cumulative Effect of Accounting Change.......................................           --          0.06       --       --
                                                                                     -------       -------  -------  -------
  Net Income...................................................................      $  0.56       $  3.01  $  0.83  $  3.03
                                                                                     =======       =======  =======  =======
Cash Dividends Paid Per Share..................................................      $  0.60       $  2.40  $  2.40  $  2.40
                                                                                     =======       =======  =======  =======

                                                                                                       As of December 31,
                                                                                 As of March 31,   -------------------------
                                                                                         2002        2001     2000     1999
                                                                                -                  -------  -------  -------
                                                                                                (in millions)
Consolidated Balance Sheet Data:
Total Current Assets...........................................................      $14,280       $12,563  $20,901  $ 4,974
Net Property, Plant and Equipment..............................................       24,447        24,543   22,393   21,865
Regulatory Assets..............................................................        3,331         3,162    3,698    3,464
Investments and Other Assets...................................................        8,095         7,013    6,358    5,390
                                                                                     -------       -------  -------  -------
Total Assets...................................................................      $50,153       $47,281  $53,350  $35,693
                                                                                     =======       =======  =======  =======

                                                                                                       As of December 31,
                                                                                 As of March 31,   -------------------------
                                                                                        2002         2001     2000     1999
                                                                                 ---------------   -------  -------  -------
                                                                                                (in millions)
Capitalization:
Total Debt.....................................................................      $15,786       $15,208  $15,087  $14,536
Certain Subsidiary Obligated, Mandatorily Redeemable, Preferred Securities of
 Subsidiary Trusts Holding Solely Junior Subordinated Debentures of Such
 Subsidiaries..................................................................          321           321      334      335
Minority Interest in Finance Subsidiary........................................          750           750       --       --
Cumulative Preferred Stock of Subsidiaries.....................................          156           156      161      182
Total Common Shareholders' Equity..............................................        8,186         8,229    8,054    8,673
                                                                                     -------       -------  -------  -------
  Total Capitalization.........................................................      $25,199       $24,664  $23,636  $23,726
                                                                                     =======       =======  =======  =======

--------
(1)Revenues, net of trading and marketing related fuel and purchased energy expense are: $3,680 million for the three months ended March 31, 2002 and $15,826 million, $13,673 million and $12,386 million for the years ended December 31, 2001, 2000 and 1999.

                             The Offering -- Q & A

What are the Equity Units?

   Each Equity Unit will be issued in the stated amount of $50 and will initially consist of:

    (1)a forward purchase contract under which

       . you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on August 16, 2005; we will determine the number of shares you will purchase based on an average trading price of our common stock for a period preceding the stock purchase date, calculated in the manner described below; and

       . we will pay you contract adjustment payments at the annual rate of 3.50% of the stated amount of $50 as specified below (subject to our right of deferral); and

    (2)a senior note due August 16, 2007, with a principal amount of $50, on which we will pay interest quarterly at the initial annual rate of 5.75% until a successful remarketing of the senior notes and at the reset rate, as described below, after the settlement date of a successful remarketing or if the senior notes are not successfully remarketed, after the stock purchase date.

   You will own the senior notes that are a component of the Equity Units, but the senior notes will initially be pledged to us to secure your obligations under the forward purchase contracts.

What are the Stripped Units?

   Each holder of Equity Units may elect prior to a successful remarketing or tax event redemption, within the timeframes specified in "Description of the Equity Units--Creating Stripped Units and Recreating Equity Units," to withdraw the pledged senior notes underlying the Equity Units, creating "Stripped Units." A holder might consider it beneficial either to hold the senior notes directly or to realize income from their sale. To create a Stripped Unit, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $50 on or before August 16 , 2005, which is the amount due under the forward purchase contract. If a holder substitutes pledged securities in this way, the pledged senior notes will be released from the pledge agreement and delivered to the holder. Holders of Stripped Units may recreate Equity Units by re-substituting the senior notes for the treasury securities underlying the Stripped Units within the timeframes specified in "Description of the Equity Units--Creating Stripped Units and Recreating Equity Units."


What are the forward purchase contracts?

   The forward purchase contract underlying an Equity Unit obligates you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on an average trading price of our common stock for a period preceding that date, calculated in the manner described below.

What is the settlement rate?

   The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and you are obligated to buy upon settlement of a forward purchase contract on the stock purchase date.

   The settlement rate for each forward purchase contract will be as follows, subject to adjustment under specified circumstances:

  . if the applicable market value of our common stock is equal to or greater than $49.08, the settlement rate will be 1.0187 shares of our common stock per forward purchase contract;

  . if the applicable market value of our common stock is less than $49.08 but greater than $40.90, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per forward purchase contract; and

  . if the applicable market value of our common stock is less than or equal to $40.90, the settlement rate will be 1.2225 shares of our common stock per forward purchase contract.

   "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   At the option of each holder, a forward purchase contract may be settled early by the early delivery of cash to the forward purchase contract agent, as described below, in which case 1.0187 shares of our common stock will be issued per forward purchase contract.

What payments will we make to holders of the Equity Units?

   If you hold Equity Units, we will pay you quarterly contract adjustment payments on the forward purchase contracts at the annual rate of 3.50% of the $50 stated amount through and including the stock purchase date. The contract adjustment payments may be subject to deferral as described below. In addition, we will pay you interest on the senior notes at the initial annual rate of 5.75% of the principal amount of $50 per senior note until the earlier of a successful remarketing of the senior notes or the stock purchase date. We are not entitled to defer interest payments on the senior notes. If your senior notes are successfully remarketed as described below and you continue to hold Equity Units after the remarketing, you will still receive a quarterly payment in respect of the Equity Units on the stock purchase date in the same amount that was paid on the senior notes before remarketing from the proceeds of the treasury securities purchased with the proceeds of the remarketed senior notes, which we refer to as the treasury portfolio. If you elect not to participate in the remarketing, you will receive interest on your senior notes at the reset rate from the settlement date of that remarketing (or if not successfully remarketed, the stock purchase date) until their maturity on August 16, 2007.

What payments will we make to holders of the Stripped Units?

   If you hold Stripped Units, you will receive only the quarterly contract adjustment payments payable by us at the annual rate of 3.50% of the $50 stated amount through and including the stock purchase date. The contract adjustment payments may be subject to deferral as described below. In addition, original issue discount will accrue on each related treasury security.

What payments will we make to holders of separate senior notes?

   If you hold senior notes separately from the Equity Units, you will receive only the cash interest payable on the senior notes. The senior notes, whether held separately from or as part of the Equity Units, will initially pay interest at the annual rate of 5.75% of the principal amount of $50 per senior note until the earlier of the settlement date of a successful remarketing or the stock purchase date. After such time, we will pay interest on the senior notes at the reset rate from the settlement date of a successful remarketing (or if not successfully remarketed, the stock purchase date) until their maturity on August 16, 2007. If no successful remarketing occurs before the stock purchase date, the reset rate will be a rate equal to a market rate of interest as described later in this prospectus supplement.

What are the payment dates?

   Subject to our deferral right in respect of the contract adjustment payments described below, we will pay interest on the senior notes and contract adjustment payments on the forward purchase contracts quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002.

When can we defer payments?

   We may, at our option and upon prior written notice to the holders of the Equity Units and Stripped Units and the forward purchase contract agent, defer payment of all or part of the contract adjustment payments on the forward purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 5.75% per year until paid, compounded quarterly, to but excluding August 16, 2005, unless your forward purchase contract has been terminated. If we have deferred contract adjustment payments until the stock purchase date, we will pay those deferred installments plus accrued interest in cash to holders of Equity Units and Stripped Units on the stock purchase date.

   We are not entitled to defer payments of interest on the senior notes.

What is remarketing?

   In order to provide holders of Equity Units with the necessary collateral to be applied to settle their forward purchase contracts, the remarketing agent will sell the senior notes of holders of Equity Units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase the treasury portfolio. The participating holders of Equity Units will pledge the treasury portfolio to secure their obligations under the related forward purchase contracts. The cash paid on the pledged treasury portfolio underlying the Equity Units of these holders will be used to satisfy the holders' obligations to purchase our common stock on the stock purchase date. This will be one way for holders of Equity Units to satisfy their obligations to purchase shares of our common stock under the related forward purchase contracts. In the event a remarketing occurs on or after the fourth business day preceding the stock purchase date, the proceeds of the remarketing will not be used to purchase the treasury portfolio but such proceeds will be paid in direct settlement of the obligations of the holders of the Equity Units to purchase our common stock. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the senior notes that are included in the Equity Units on one or more scheduled occasions starting on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005.

   We will enter into a remarketing agreement with Salomon Smith Barney Inc., which will agree to use its commercially reasonable best efforts to sell the senior notes that are included in Equity Units and that are participating in the remarketing, at a price equal to approximately, but not less than, 100.25% of the remarketing value.

   The "remarketing value" will be equal to the sum of:

        (1) the value at the remarketing date of either (a) a portfolio of treasury securities that will pay, on the quarterly payment date falling on August 16, 2005, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on the relevant quarterly payment date on the senior notes that are participating in the remarketing, if the remarketing occurs prior to the fourth business day immediately preceding the stock purchase date, or (b) an amount of cash equal to the aggregate interest payment that is scheduled to be payable on the relevant quarterly payment date on the senior notes that are participating in the remarketing, if the remarketing occurs on or after the fourth business day immediately preceding the stock purchase date, assuming for both (a) and (b), even if not true, that the interest rate on the senior notes remains at the initial rate; and

        (2) the value at the remarketing date of either (a) the amount of treasury securities that will pay, on or before August 16, 2005, an amount of cash equal to $50 for each senior note that is participating in the remarketing, if the remarketing occurs prior to the fourth business day immediately preceding the stock purchase date, or (b) an amount of cash equal to $50 for each senior note that is participating in the remarketing, if the remarketing occurs on or after the fourth business day immediately preceding the stock purchase date.

   The remarketing agent will use the proceeds from the sale of the senior notes included in Equity Units in a successful remarketing occurring prior to the fourth business day preceding the stock purchase date to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and
(2) above, which it will deliver through the forward purchase contract agent to the collateral agent to secure the obligations under the related forward purchase contracts of the holders of the Equity Units whose senior notes participated in the remarketing. In the event that a remarketing occurs on or after the fourth business day preceding the stock purchase date, the proceeds of the remarketing will not be used to purchase the treasury portfolio, but such proceeds will be paid in direct settlement of the obligations of the holders of Equity Units to purchase our common stock. The remarketing agent will deduct an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing as a remarketing fee. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the Equity Units participating in the remarketing.

   Alternatively, a holder of Equity Units may elect not to participate in the remarketing and retain the senior notes underlying those Equity Units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's senior notes, to the forward purchase contract agent on the fourth business day before any remarketing date to satisfy its obligation under the related forward purchase contracts. The interest rate on a senior note will be reset to the reset rate regardless of whether the holder of the senior note elects to participate in the remarketing.

What is the reset rate?

   In order to facilitate the remarketing of the senior notes at the remarketing price described above, the remarketing agent will reset the rate of interest on the senior notes for the quarterly payments payable after the earlier of the settlement date of a successful remarketing or the stock purchase date until their maturity on August 16, 2007. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding senior notes being remarketed to be equal to approximately, but not less than, 100.25% of the remarketing value described above. Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes in the remarketing and purchase the necessary treasury portfolio, the proceeds of which will be sufficient to settle the forward purchase contracts and to pay the quarterly payment on the Equity Units due on the stock purchase date in the case of a remarketing occurring prior to the fourth business day preceding the stock purchase date. In the case of a remarketing on or after the fourth business day preceding the stock purchase date, the proceeds will be paid in direct settlement of the obligations of the holders of Equity Units to purchase our common stock.

   The reset rate will be determined by the remarketing agent on the third business day before May 16, 2005. If the remarketing agent cannot establish a reset rate meeting these requirements on this initial remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent will use its commercially reasonable best efforts thereafter to remarket the senior notes on one or more subsequent occasions. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the senior notes on or prior to the third business day immediately preceding the stock purchase date, the interest rate will be a market rate of interest as described later in this prospectus supplement.

   The reset of the interest rate on the senior notes will not change the quarterly payments due to holders of the Equity Units on the stock purchase date, which, as described above, will be paid from the proceeds of the treasury portfolio in an amount equal to interest on the senior notes at the initial annual rate of 5.75% of $50.

What happens if the remarketing agent does not sell the senior notes?

   If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding senior notes being remarketed to be equal to approximately, but not less than, 100.25% of the remarketing value, and the remarketing agent cannot sell the senior notes offered for remarketing on the remarketing date at a price equal to approximately, but not less than 100.25% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate on one or more subsequent occasions.

   If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph on or prior to the third business day immediately preceding the stock purchase date, any holder who has not otherwise settled its related forward purchase contract in cash by the close of business on the seventh business day immediately preceding the stock purchase date will be deemed to have directed us to exercise our rights as a secured party and retain and dispose of the securities pledged as collateral in full satisfaction of its obligations under the forward purchase contract.

If you are not a party to a forward purchase contract, may you still participate in a remarketing of your senior notes?

   Holders of senior notes that are not included as part of Equity Units may elect to have their senior notes included in the remarketing in the manner described in "Description of the Equity Units--Optional Remarketing of Senior Notes Which Are Not Included in Equity Units." The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to approximately, but not less than 100.25% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate senior notes were sold in the remarketing.

   If a holder of senior notes elects to have its senior notes remarketed but the remarketing agent fails to sell the senior notes during any remarketing period, the senior notes will, except as otherwise provided in this prospectus supplement, be promptly returned to the holder following the conclusion of that period. If the remarketing agent fails to remarket the senior notes on or prior to the third business day immediately preceding the stock purchase date, the interest reset rate will be a market rate of interest, as described in this prospectus supplement.

Besides participating in the remarketing, how else can you satisfy your obligations under the forward purchase contract?

   Besides participating in the remarketing, you may also satisfy your obligations under the forward purchase contract:

  . if you have created Stripped Units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes, and applying the cash payments received on the pledged treasury securities for every Stripped Unit or Equity Unit held by you;

  . if you hold Stripped Units, or if you hold Equity Units and a successful remarketing of the senior notes has not occurred prior to such time, through the delivery of cash prior to 11:00 a.m. (New York City time) on the seventh business day prior to August 16, 2005, with prior notification to the forward purchase contract agent as described in "Description of the Equity Units--Notice to Settle with Cash;"

  . through the early delivery of cash to the forward purchase contract agent in the manner described in "Description of the Equity Units--Early Settlement;" or

  . if we are involved in a merger, acquisition or consolidation before the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the forward purchase contract as described in "Description of the Equity Units--Early Settlement upon Cash Merger."

   In addition, the forward purchase contracts, our related rights and obligations and those of the holders of the Equity Units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events involving our bankruptcy, insolvency or reorganization. If the forward purchase contracts are terminated for this reason, the pledged senior notes and treasury securities will be released and distributed to you. If we become the subject of a case under the U.S. bankruptcy code, a delay may occur as a result of the automatic stay under the U.S. bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until the bankruptcy judge agrees to lift it and return your collateral to you. In addition, it is possible that at the conclusion of such a bankruptcy case, the claim represented by the senior notes will receive substantially less than the face amount of such claim or indeed receive no recovery at all.

   If the forward purchase contract is settled early through cash or as the result of a bankruptcy event as described above, such holders will have no further rights to receive any accrued contract or deferred contract adjustment payments.

Under what circumstances may we redeem the senior notes before they mature?

   If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, then we may elect to redeem the senior notes. The redemption price will be an amount equal to the price of a portfolio of treasury securities described below or, if we redeem after the earlier of a successful remarketing or August 16, 2005, for an amount equal to the par value of the senior notes plus accrued and unpaid interest, if any. If we redeem the senior notes before a successful remarketing, the collateral agent will use the money received from the redemption to purchase a portfolio of zero-coupon U.S. treasury securities that (1) mature on or before each payment date of the senior notes through August 16, 2005, in an amount equal to the aggregate interest that would have been due on that payment date on the senior notes included in Equity Units and (2) mature on or before August 16, 2005 in an aggregate amount equal to the principal of the senior notes included in the Equity Units. This treasury portfolio will replace the senior notes as the collateral securing your obligations to purchase our common stock under the forward purchase contracts. If we redeem the senior notes prior to the earlier of a successful remarketing or the stock purchase date, then each Equity Unit will consist of a forward purchase contract for our common stock and an ownership interest in the treasury portfolio.

What is the maturity of the senior notes?

   The senior notes will mature on August 16, 2007.

What are the principal United States federal income tax consequences related to the Equity Units, Stripped Units and senior notes?

   If you purchase Equity Units in this offering, under the agreements governing the Equity Units, you will be deemed to agree to treat the purchase of an Equity Unit as the purchase of a unit consisting of the senior note and forward purchase contract constituting the Equity Units. You must allocate the purchase price of the Equity Units between those senior notes and forward purchase contracts in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each senior note as $50 and the initial fair market value of each forward purchase contract as $0 and by purchasing Equity Units, you will be deemed to agree to such allocation.

   Under the indenture governing the senior notes, we and each holder of the senior notes agree, for U.S. federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt obligations in the manner described below under "United States Federal Income Tax Consequences." As discussed more fully below, the effect of these Treasury regulations will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes, (2) to possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the senior note at any time up to six months after the date on which the interest rate on the senior notes is reset.

   If you own Stripped Units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the treasury securities that accrues in such year.

   We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

   Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of Equity Units or instruments similar to Equity Units, we urge you to consult your own tax advisor concerning the tax consequences of an investment in Equity Units. For additional information, see "United States Federal Income Tax Consequences" in this prospectus supplement.

Will the Equity Units, Stripped Units or senior notes be listed on a stock exchange?

   We have been approved to list the Equity Units on the NYSE under the symbol "AEP PrA." Neither the Stripped Units nor the senior notes will initially be listed; however, if either of these securities are separately traded to a sufficient extent that they meet applicable exchange listing requirements, we will attempt to cause those securities to be listed on the exchange on which the Equity Units are then listed.

How does American Electric Power expect to use the proceeds from this offering?

   We estimate that we will receive net proceeds from this offering of Equity Units of $290,370,000, after deducting expenses and underwriting discounts and commissions, or $334,020,000 if the underwriters exercise in full their option to purchase additional Equity Units. We intend to use the net proceeds to repay up to $290 million of our commercial paper and for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

                      The Offering--Explanatory Diagrams

   The following diagrams demonstrate some of the key features of the forward purchase contracts, Equity Units, Stripped Units and the senior notes, and the transformation of Equity Units into Stripped Units and senior notes.

Forward Purchase Contracts

  . Equity Units and Stripped Units both include a forward purchase contract under which you agree to purchase shares of our common stock on the stock purchase date.

  . The number of shares to be purchased under each forward purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

                                    [GRAPHIC]

  Value of Delivered Shares                      Percentage of Shares Delivered
   on Stock Purchase Date                         on Stock Purchase Date(3)

V                                            P
a                                            e
l       100%                  120%           r
u                                            c
e                                            e
                                             n   Deliver     Deliver    Deliver
                                             t    100% of    Between    83% of
                                             a   Shares(4)   83% and   Shares(6)
                                             g                100% of
                                             e               Shares(5)

        Reference         Threshold           Reference        Threshold
         Price(1)    Appreciation Price(2)     Price(1)   Appreciation Price(1)
         $40.90            $49.08               $40.90           $49.08

          Common Stock Price                                Common Stock Price
--------
(1)The "reference price" is $40.90.

(2)The "threshold appreciation price" is equal to $49.08, which is 120% of the reference price.

(3)For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares of our common stock to be delivered on the stock purchase date to a holder of Equity Units or Stripped Units is determined by dividing

  . the related number of shares of our common stock to be delivered, as indicated in the footnote for each category, by

  . an amount equal to $50, the stated amount of the Equity Units, divided by the reference price.

(4)If the applicable market value of our common stock is less than or equal to the reference price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5)If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $50 by the applicable market value.

(6)If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $50 by the threshold appreciation price.

Equity Units

  .   An Equity Unit will consist of two components as illustrated below:

                                  [FLOW CHART]



          Forward Purchase                     Senior Notes
             Contract

          (Owed to Holder)                   (Owed to Holder)

            Common Stock                      5.75% per year
            and contract                     payable quarterly
          adjustment payments      +
                                           (reset for quarterly
            3.50% per annum                   payments payable
           payable quarterly                  on and after
                                               reset date)

          (Owed to American                  (Owed to Holder)
           Electric Power)
                                             $50 at Maturity
           $50 at Stock                     (August 16, 2007)
           Purchase Date

                            Equity Units


  . After a successful remarketing, the Equity Units will include the treasury portfolio in lieu of the senior notes.

  . If you hold Equity Units, you own the senior notes and, after remarketing, the treasury portfolio, but will pledge them to us to secure your obligations under the forward purchase contract.

  . If you hold Equity Units, you may also substitute a specified amount of treasury securities for the senior notes if you decide not to participate in the remarketing.

Stripped Units

  .   A Stripped Unit consists of two components as described below:

                                  [FLOW CHART]

          Forward Purchase                     Zero-Coupon
             Contract                       Treasury Securities

          (Owed to Holder)

            Common Stock
            and contract
          adjustment payments      +

        3.50% per annum payable
               quarterly


          (Owed to American                  (Owed to Holder)
           Electric Power)
                                             $50 at Maturity
           $50 at Stock                     (August 15, 2005)
           Purchase Date

                          Stripped Units


  . If you hold Stripped Units, you own the treasury security but will pledge it to us to secure your obligations under the forward purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912803AG8) that matures on August 15, 2005.

Senior Notes

  .   Senior notes will have the terms illustrated below:

                                  [FLOW CHART]


           (Owed to Holder)

            5.75% per year
           payable quarterly

         (reset for quarterly
           payments payable
             on and after
              reset date)

           (Owed to Holder)

           $50 at Maturity
          (August 16, 2007)

  . If you hold a senior note that is a component of an Equity Unit, you have the option to either:

       -- allow the senior note to be included in the remarketing process, the proceeds of which will be used to purchase the treasury portfolio, if the remarketing is successful prior to the fourth business day preceding the stock purchase date, in which case the proceeds of the treasury portfolio will be applied to settle the forward purchase contract, or, if the remarketing occurs on or after the fourth business day preceding the stock purchase date, the proceeds will be used in direct settlement of the holders' obligations to purchase our common stock; or

       -- elect not to participate in the remarketing by delivering treasury securities in substitution for the senior note, in which case the proceeds of the treasury securities will be applied to settle the forward purchase contract.

  . If you hold a senior note that is separate and not a component of an Equity Unit, you have the option to either:

       -- continue to hold the senior note whose rate has been reset for the quarterly payments payable on and after the stock purchase date; or

       -- deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Equity Units into Stripped Units and senior notes

  . To create a Stripped Unit, you may combine the forward purchase contract with the specified zero-coupon U.S. treasury security that matures on August 15, 2005. You will then own the zero-coupon U.S. treasury security but will pledge it to us to secure your obligations under the forward purchase contract.

  . The zero-coupon U.S. treasury security together with the forward purchase contract would then constitute a Stripped Unit. The senior notes which were previously a component of the Equity Units, would be tradable as separate securities.


                                  [FLOW CHART]
                                                      Zero-Coupon
                                                       Treasury
              Equity Units                           Substitution
Forward Purchase      Senior Note                     Substitute
   Contract                                           Zero-Coupon
                                                   Treasury Security
(Owed to Holder)           (Owed to Holder)

Common Stock                5.75% per year
and contract               payable quarterly
adjustment payments   +                        +
                         (reset for quarterly
3.50% per annum            payments payable
payable quarterly            on and after
                              reset date)
(Owed to American          (Owed to Holder)       (Owed to Holder)
Electric Power)
                           $50 at Maturity        $50 at Maturity
                          (August 16, 2007)      (August 15, 2005)
$50 at Stock
Purchase Date
            Equity Units

                                                  Separately Traded
             Stripped Units                          Senior Note
Forward Purchase          Substitute                 Senior Note
   Contract              Zero-Coupon
                      Treasury Securities
(Owed to Holder)                                  (Owed to Holder)

  Common Stock                                     5.75% per year
  and contract                                    payable quarterly
adjustment payments   +                      +
                                                (reset for quarterly
 3.50% per annum                                  payments payable
 payable quarterly                                  on and after
                                                     reset date)

(Owed to American        (Owed to Holder)        (Owed to Holder)
Electric Power)
                         $50 at Maturity          $50 at Maturity
$50 at Stock            (August 15, 2005)        (August 16, 2007)
Purchase Date

            Stripped Units

  . After a successful remarketing, the Equity Units will include the treasury portfolio in lieu of senior notes.

  . You can also transform Stripped Units and senior notes into Equity Units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the Stripped Units, would be tradable as a separate security.

  . You may generally only transform Equity Units into Stripped Units and senior notes and transform Stripped Units and senior notes into Equity Units in integral multiples of 20 Equity Units.

                              CONCURRENT OFFERING

   We are also offering, in a concurrent offering (by a separate prospectus supplement), 16,000,000 shares of our common stock, plus up to an additional 2,400,000 shares of our common stock if the over-allotment option for that offering is exercised in full. We expect to close that offering at the same time this offering is closed. Neither offering is conditioned on the completion of the other.

                                 RISK FACTORS

   Investing in the Equity Units involves risks, including the risks described below that are specific to the Equity Units and those that could affect us and our business. You should not purchase Equity Units unless you understand these investment risks. Because an Equity Unit consists of a forward purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the Equity Units. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any Equity Units, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and on page 2 of the accompanying prospectus.

You will bear the entire risk of a decline in the price of our common stock.

   The market value of the shares of our common stock that you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $40.90 per share, which we refer to as the reference price, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of Equity Units assumes the entire risk that the market value of our common stock may decline. The market price of our common stock may decline substantially.

You will receive only a portion of any appreciation in our common stock price.

   The aggregate market value of the shares of our common stock that you will receive upon settlement of a forward purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of our common stock over the 20-trading day period preceding settlement equals or exceeds $49.08, which we refer to as the threshold appreciation price. The threshold appreciation price represents an appreciation of 20% over $40.90. Therefore, during the period before the stock purchase date, an investment in the Equity Units affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds $40.90, which we refer to as the reference price, but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the forward purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the forward purchase contract will be approximately 83% of the value of the shares you could have purchased with $50 at the time of this offering.

The trading price for our common stock, the general level of interest rates and our creditworthiness will directly affect the trading price for the Equity Units.

   It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our creditworthiness, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering of the Equity Units or the perception that those sales could occur. Fluctuations in interest rates may affect the trading price of our common stock or the relative value of the senior notes underlying the Equity Units, which could, in turn, affect the trading price of the Equity Units.

You may suffer dilution of our common stock issuable upon settlement of your forward purchase contract.

   The number of shares of our common stock issuable upon settlement of your forward purchase contract will be adjusted only for stock splits and combinations, stock dividends and other specified transactions. The number of shares of our common stock issuable upon settlement of each forward purchase contract will not be adjusted for other events, such as employee stock option grants, offerings of common stock for cash, or acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the Equity Units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Equity Units in engaging in any offering or transaction.

You will have no rights as a common stockholder.

   Until you acquire shares of our common stock upon settlement of your forward purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your forward purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

Your pledged securities will be encumbered.

   Although holders of Equity Units will be beneficial owners of the underlying pledged senior notes or treasury securities, the holders will pledge those securities to the collateral agent to secure their obligations under the related forward purchase contracts. Therefore, for so long as the forward purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes or treasury securities from this pledge arrangement, unless they substitute other securities.

We may defer contract adjustment payments.

   We have the option to defer the payment of contract adjustment payments on the forward purchase contracts forming a part of the Equity Units until August 16, 2005. However, deferred installments of contract adjustment payments will bear interest at the rate of 5.75% per year (compounded quarterly) until paid. If the forward purchase contracts are settled early or terminated due to our bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

The forward purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the forward purchase contract agent will be limited.

   The forward purchase contract agreement relating to the Equity Units will not be qualified under the Trust Indenture Act of 1939. The forward purchase contract agent under the forward purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the Equity Units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the Equity Units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in an Equity Unit. Under the forward purchase contract agreement, the forward purchase contract agent will have only limited obligations to the holders of the Equity Units.

The secondary market for the Equity Units may be illiquid.

   We are unable to predict how the Equity Units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Equity Units. We have applied to list the Equity Units on the NYSE. We will not initially list either the Stripped Units or the senior notes; however, if either of these securities are separately traded to a sufficient extent that they meet applicable exchange listing requirements, we will attempt to list those securities on the exchange on which the Equity Units are then listed. The underwriters have advised us that they presently intend to make a market for the Equity Units; however, they are not obligated to do so and may discontinue any market making at any time. Any market that may develop for the Equity Units, the Stripped Units or the senior notes may be illiquid, you may not be able to sell the securities and a trading market, if it develops, may not continue. In addition, if sufficient numbers of Equity Units are converted to Stripped Units, the liquidity of Equity Units could be adversely affected. Any listing application for Equity Units, Stripped Units or senior notes may not be accepted and, if accepted, the Equity Units, Stripped Units or senior notes may be delisted from the NYSE or trading in the Equity Units, Stripped Units or senior notes may be suspended as a result of elections to create Stripped Units or recreate Equity Units by substituting collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

We may redeem the senior notes upon the occurrence of a tax event.

   We have the option to redeem the senior notes, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price described later in this prospectus supplement. If we redeem the senior notes, we will pay that redemption in cash to the holders of the senior notes. In the case of senior notes held as part of an Equity Unit at the time a tax event redemption occurs before the earlier of a successful remarketing of the senior notes or the stock purchase date, the redemption price payable to you as a holder of the Equity Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price in respect of those senior notes to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and the treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the forward purchase contracts related to the Equity Units. If your senior notes are not components of Equity Units, you, rather than the collateral agent, will receive redemption payments. The market prices for the Equity Units may be affected if we substitute the treasury portfolio as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

   No statutory, judicial or administrative authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

We will treat the senior notes as contingent payment debt instruments and you will be required to accrue original issue discount.

   Under the indenture, we and each holder agree, for U.S. federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the senior notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the senior notes at any time up to six months after the date on which the interest rate on the senior notes is reset; thus, the ability to offset such ordinary income with a loss, if any, on a forward purchase contract may be limited. See "United States Federal Income Tax Consequences."

The senior notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries' creditors.

   The Equity Units are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Equity Units, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Equity Units or to provide us with funds for our payment obligations, whether by dividends, distributions or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. In addition, any payment of dividends, distributions or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions, including those described under "Price Range of Common Stock and Dividend Policy--Dividend Policy" in this prospectus supplement. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Equity Units to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including senior and subordinated debtholders and general trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Delivery of the securities under the pledge agreement may be delayed if we become subject to a bankruptcy proceeding.

   Notwithstanding the automatic termination of the forward purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge agreement, and this delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until the bankruptcy judge agrees to lift it and return your collateral to you. In addition, it is possible that at the conclusion of such a bankruptcy case, the claim represented by the senior notes will receive substantially less than the face amount of such claim or indeed receive no recovery at all.

                          FORWARD-LOOKING STATEMENTS

   Some statements contained or incorporated by reference in this prospectus supplement, including the discussion of our plans and proposals under "Summary--American Electric Power Company, Inc." and "American Electric Power Company, Inc." are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to:

  .   electric load and customer growth;

  .   abnormal weather conditions;

  .   available sources of and prices for coal and gas;

  .   availability of generating capacity;

  .   litigation concerning our merger with Central and South West Corporation;

  .   the timing of the implementation of our restructuring plan;

  .   risks related to energy trading and construction under contract;

  . the speed and degree to which competition is introduced to our power generation business;

  . the ability to recover net regulatory assets, other stranded costs and implementation costs in connection with deregulation of generation in certain states;

  .   new legislation and government regulations;

  . the structure and timing of a competitive market for electricity and its impact on prices;

  .   our ability to successfully control costs;

  .   the success of new business ventures;

  .   international developments affecting our foreign investments;

  .   the effects of fluctuations in foreign currency exchange rates;

  . the economic climate and growth in our service and trading territories, both domestic and foreign;

  . our ability to comply with or to challenge successfully new environmental regulations and to litigate successfully claims that we violated the Clean Air Act;

  .   inflationary trends;

  .   changes in electricity and gas market prices and interest rates; and

  .   other risks and unforeseen events.

   In light of these risks, uncertainties and assumptions, the forward-looking statements contained or incorporated by reference in this prospectus supplement might not occur. Neither AEP nor the underwriters undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of Equity Units of $290,370,000, after deducting expenses and underwriting discounts and commissions, or $334,020,000 if the underwriters exercise in full their option to purchase additional Equity Units. The net proceeds to us from the concurrent common stock offering are estimated to be $634,398,000, after deducting expenses and underwriting discounts and commissions, or $729,613,200 if the underwriters exercise in full their option to purchase additional shares of common stock. We are not required to sell the common stock in order to sell the Equity Units in this offering.

   We intend to use the net proceeds of this offering to repay up to $290 million of our commercial paper and for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

                                CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2002:

  .   on an actual basis; and

  . on an as adjusted basis to give effect to the sale of 6,000,000 Equity Units and our concurrent offering of 16,000,000 shares of our common stock (assuming no exercise of the over-allotment option in either offering), after deducting the underwriting discounts and estimated offering expenses.

   Since March 31, 2002, there has not been any material change in the information set forth below, except as may be described elsewhere in this prospectus supplement, in the accompanying prospectus or in any of the documents incorporated by reference therein. You should read the information in this table along with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                    March 31, 2002
                                                                                 ------------------
                                                                                  Actual  As Adjusted
                                                                                 -------  -----------
                                                                                     (in millions)
Debt:
  Short-term debt, including commercial paper................................... $ 3,984    $ 3,060(a)
  Long-term debt, including current maturities..................................  11,802     11,829(b)
  Senior Notes offered hereby...................................................      --        300
                                                                                 -------    -------
        Total debt..............................................................  15,786     15,189
                                                                                 -------    -------
  Certain subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts holding solely junior subordinated debentures of such
    subsidiaries................................................................     321        321
                                                                                 -------    -------
  Minority interest in finance subsidiary.......................................     750        750
                                                                                 -------    -------
Cumulative preferred stock of subsidiaries......................................     156        156
                                                                                 -------    -------
Common shareholders' equity:
  Common stock, par value $6.50; 600 million shares authorized, 331,618,850
    shares issued at 3/31/02 (8,999,992 shares were held in treasury at 3/31/02)   2,156      2,260
  Paid-in capital...............................................................   2,912      3,406(b)
  Accumulated other comprehensive income (loss).................................    (170)      (170)
  Retained earnings.............................................................   3,288      3,288
                                                                                 -------    -------
      Total common shareholders' equity.........................................   8,186      8,784
                                                                                 -------    -------
        Total capitalization.................................................... $25,199    $25,200
                                                                                 =======    =======

--------
(a)Assumes repayment with respect to the Equity Units offering of $290,370,000 and with respect to the common stock offering of $634,398,000 of commercial paper.
(b)Reflects the present value of the obligation to make contract adjustment payments in connection with the forward purchase contracts included as part of the Equity Units. This amount is included as a liability in long-term debt and as a reduction in paid-in capital.

   If the entire over-allotment of Equity Units and common stock were exercised, the as adjusted amount of senior notes would be $345 million and the as adjusted amount of total common shareholders' equity would be $8,875 million. The capitalization set forth above assumes that the proceeds from the exercise of the entire over-allotment, after deducting the underwriting discounts, would be applied to reduce commercial paper by $139 million.

                     AMERICAN ELECTRIC POWER COMPANY, INC.

   The following discussion highlights certain important facts regarding us and our subsidiaries and does not contain all of the information that may be important to you. We encourage you to read the documents referred to in the accompanying prospectus under "Where You Can Find More Information," which contain more complete descriptions of us and our business. In this prospectus supplement and the accompanying prospectus, "AEP," "we," "us" and "our" refer to American Electric Power Company, Inc. and all of its subsidiaries.

   We are one of the largest investor owned electric public utility holding companies in the U.S. We provide generation, transmission and distribution service to over 4.9 million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) through our electric utility operating companies. We are also one of the largest marketers and traders of electricity and natural gas in the United States. In 2000, we established an energy trading operation in Europe.

   We have a significant presence throughout the domestic energy value chain. Our U.S. electric assets include:

  .   38,000 megawatts of generation capacity;

  .   over 38,000 miles of transmission lines; and

  .   186,000 miles of distribution lines.

Our natural gas assets include:

  .   128 billion cubic feet (Bcf) of gas storage facilities; and

  .   6,400 miles of gas pipelines in Louisiana and Texas.

Through our coal and transportation assets we:

  .   control over 7,000 railcars;

  .   control over 1,800 barges and 37 tug boats;

  .   operate two coal handling terminals with 20 million tons of capacity; and

  .   produce over 7 million tons of coal annually in the U.S.

We are one of the largest traders of electricity and natural gas in the U.S.
with:

  .   over 576 million megawatt hours (MWH) of electricity trades in 2001; and

  .   over 3,800 Bcf of gas trades in 2001.

In addition we:

  .   consume 80 million tons of coal annually; and

  .   consume 310 Bcf of natural gas annually.

Our focus is in the U.S., but we also have smaller operations in other parts of the world, including:

  .   a growing energy trading operation in Europe based in the United Kingdom;
      and

  . 4,000 megawatts of generating capacity in England, which represents approximately 16% of the total coal-fired generation capacity of England and Wales.

   Our other foreign investments currently include distribution operations in the United Kingdom, Australia, and Brazil. We have additional generating facilities in China and Mexico. We also offer engineering and construction services worldwide. Please refer to "Summary--Recent Developments" in this prospectus supplement for a discussion of possible divestitures of some of our investments.

Strategy and Corporate Restructuring

   Our strategy is a balanced business model of regulated and unregulated businesses backed by assets and supported by enterprise-wide risk management and a strong balance sheet. Our goal is to combine a predictable earnings stream and cash flow from our regulated business with greater growth opportunities from our unregulated business.

   We are currently in the process of restructuring our assets and operations to comply with state restructuring laws and to ensure greater differentiation between the regulated operations and the unregulated operations.

   We expect corporate restructuring will provide:

  .   transparency and clarity to investors;

  . a simpler structure to conduct business, and to anticipate and monitor performance;

  .   compliance with states' restructuring laws promoting customer choice; and

  .   more efficient financing.

   The new corporate structure will consist of a regulated holding company and an unregulated holding company. The regulated holding company will own our integrated utilities and Ohio and Texas transmission and distribution assets. The unregulated holding company will own our Ohio and Texas generation, independent power producers, our gas pipeline and storage, United Kingdom generation, barging and coal mining assets and our marketing and trading operations.

   Approval is needed from the SEC and the FERC to make these organizational changes. We are awaiting the SEC's and the FERC's decisions in this matter.

                                  [FLOW CHART]

                        Corporate Structure Today

                        American Electric Power
                             Company, Inc.

Central and         AEP          AEP              AEP                 Regulated
South West      Service Corp.   Energy         Resources              Operating
Corporation                    Services                               Companies

           Central Power Light
Regulated  Public Service Company of Oklahoma
Operating  Southwestern Electric Power Company Citipower       Appalachian Power
Companies  West Texas Utilities                AEP Gas Holding Columbus Southern
                                               MEMCO           Power
CSW                                            Barge Line      Indiana Michigan
International  SEEBOARD                        AEP Coal        Kentucky Power
                                               UK Generation   Kingsport Power
CSW                                                            Ohio Power
Energy, Inc.                                                   Wheeling Power
                                                               AEP Generating

                                  [FLOW CHART]

                     Corporate Structure Post Restructuring

                                          AEP
         Regulated Holdco             AEP Enterprises            Service Corp
         (CSW Corp)                   Wholesale Holdco
CPL Wires            WTU Wires
OPCo Wires           CSPCo Wires     Domestic Generating
Southwestern Electric
 Power Company       Public Service     OPCo Genco
                      of Oklahoma       CPL Genco
Kingsport            Wheeling           CSPCo Genco
Indiana Michigan Kentucky Power         WTU Genco
Appalachian                             CSW Energy
 Power               AEP Generating  AEPES Gas Holding
                      Company        Energy Services
                                     AEPES UK Limited
                                     UK Generation
                                       Other Diversified
                                       MEMCO
                                       AEP Coal

   We have developed specific strategies for each of our regulated and unregulated operations:

    .  Regulated Operations

       -  Maintain moderate but steady earnings growth;

       - Maximize value of transmission assets and protect revenue stream through regional transmission organization membership;

       - Continue process improvement to maintain distribution service quality while enhancing financial performance;

       - Optimize generation assets through enhanced availability of off-system sales; and

-   Manageregulatory process to maximize retention of earnings improvement.

    .  Unregulated Operations

       -  Disciplined approach to asset acquisition and disposition;

       - Value-driven asset optimization through the linkage of superior commercial, analytical and technical skills;

       - Broad participation across all energy markets with a disciplined and opportunistic allocation of risk capital;

       - Continued investment in both technology and process improvement to enhance our competitiveness;

       - Stringent risk management procedures with independent, internal risk oversight; and

       - Continued expansion of intellectual capital through ongoing recruiting, performance-linked compensation and the development of a structure that promotes sound decision-making and innovation at all levels.

Current Regulated Operations

   Our electric utility subsidiaries, which do business as "American Electric Power," have traditionally provided electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers. These operating subsidiaries provide electric service to over 4.9 million customers in 11 states through our electric networks of over 38,000 miles of transmission lines and 186,000 miles of distribution lines. Our operating subsidiaries are:

Operating Subsidiary                   Service Territory    Customers     MW Owned/Leased
--------------------                ----------------------- --------- ------------------------
Appalachian Power Company (APCo)     Southwestern Virginia   917,000           5,858
                                              and
                                    Southern West Virginia

Central Power and Light Company*        Southern Texas       689,000           4,497

Columbus Southern Power Company*             Ohio            678,000           2,595

Indiana Michigan Power Company       Northern and Eastern    567,000           4,416
                                          Indiana and
                                         Southwestern
                                           Michigan

Kentucky Power Company                 Eastern Kentucky      173,000           1,060

Kingsport Power Company                 Kingsport and a       45,000  Purchases electric power
                                    portion of Northeastern              distributed to its
                                           Tennessee                    customers from APCo

Ohio Power Company (OPCo)*            Northwestern, East     698,000           8,512
                                     Central, Eastern and
                                     Southern Sections of
                                             Ohio

Public Service Company of Oklahoma        Eastern and        502,000           4,237
                                         Southwestern
                                           Oklahoma

Southwestern Electric Power Company   Northeastern Texas,    431,000           4,487
                                         Northwestern
                                     Louisiana and Western
                                           Arkansas

Wheeling Power Company              Northern West Virginia    41,000  Purchases electric power
                                                                         distributed to its
                                                                        customers from OPCo

West Texas Utilities Company*          West and Central      189,000           1,392
                                             Texas

AEP Generating Company              Sells Power to Indiana       N/A           1,300
                                        Michigan Power
                                          Company and
                                        Kentucky Power
                                            Company

--------
* Note: Corporate restructuring contemplates the transfer of historically regulated generation in Ohio and Texas to an unregulated intermediate holding company. Corporate restructuring is still subject to FERC and SEC approval.

Unregulated Operations

   We have expanded our business to unregulated activities through several subsidiaries. We are active in unregulated businesses via AEP Energy Services, Inc., AEP Resources, Inc. and AEP Pro Serv, Inc. and AEP Communications, Inc.

   Unregulated business operations focus on value-driven asset optimization at each link of the energy chain through the following activities:

    . A diversified portfolio of owned assets and structured third party arrangements, including:

       -  Power generation facilities and renewable energy sources;

       -  Natural gas pipeline, storage and processing facilities;

       -  Coal mines and related facilities; and

       -  Barge, rail and other fuel transportation related assets.

    . Trade and market energy commodities, including electric power, natural gas, natural gas liquids, oil, coal, and SO\\2\\ allowances in North America and Europe;

    . Provide price-risk management services and liquidity through a variety of energy-related financial instruments, including exchange-traded futures and over-the-counter forward, option, and swap agreements; and

    . Enter into long-term transactions to buy or sell capacity, energy, and ancillary services of electric generating facilities, either existing or to be constructed, at various locations in North America and Europe.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is listed on the New York Stock Exchange under the symbol "AEP". The following table sets forth the high and low sale prices, as reported on the New York Stock Exchange and the cash dividends declared on the common shares for the periods indicated. As of March 31, 2002, there were 322,618,858 shares of our common stock outstanding.

                                                     Common Stock
                                                -----------------------
        Period                                   High   Low   Dividends
        ------                                  ------ ------ ---------
        2000:
          First Quarter........................ $34.94 $25.94   $0.60
          Second Quarter.......................  38.50  29.44    0.60
          Third Quarter........................  40.00  29.94    0.60
          Fourth Quarter.......................  48.94  36.19    0.60

        2001:
          First Quarter........................ $48.10 $39.25   $0.60
          Second Quarter.......................  51.20  45.10    0.60
          Third Quarter........................  48.90  41.50    0.60
          Fourth Quarter.......................  46.95  39.70    0.60

        2002:
          First Quarter........................ $47.08 $39.70   $0.60
          Second Quarter (through June 5, 2002)  48.06  40.87      --

Shareholders

   On June 5, 2002 the last reported sale price of our common stock on the NYSE was $40.90. As of June 5, 2002, there were approximately 150,000 holders of record of our common stock.

Dividend Policy

   The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. We have paid a cash dividend of $0.60 per share each quarter since the third quarter of 1989.

                             ACCOUNTING TREATMENT

   The net proceeds from the sale of the Equity Units will be allocated between the forward purchase contracts and the senior notes in our financial statements based on the underlying fair value of each instrument. We expect to report the fair market value of each senior note as $50 and the fair market value of each forward purchase contract as $0. The present value of the Equity Units' contract adjustment payments will be initially charged to common stockholders' equity, with an offsetting credit to liabilities. As the contract adjustment payments are made, they will be allocated between the liability account and interest expense based on a constant rate calculation over the life of the transaction.

   The forward purchase contracts are forward transactions in our common stock. Upon settlement of a forward purchase contract, we will receive $50 on that forward purchase contract and will issue the requisite number of shares of our common stock. The consideration we receive at that time will be credited to stockholders' equity allocated between our common stock and additional paid-in capital accounts.

   Before the issuance of shares of our common stock upon anticipated settlement of the forward purchase contracts for cash, the forward purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon settlement of the forward purchase contracts less the number of shares of our common stock that could be purchased by us in the market, at the average market price during the period, using the proceeds received upon settlement of the forward purchase contracts. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $49.08.

   The Emerging Issues Task Force of the Financial Accounting Standards Board is considering proposals related to accounting for certain securities and financial instruments, including securities such as the Equity Units. The current proposals being considered include rulemaking that, if adopted, would endorse the method of accounting discussed above. Alternatively, other proposals being considered could result in the common shares issuable pursuant to the forward purchase contracts to be deemed outstanding and included in the calculation of diluted earnings per share, and could result in periodic "marking to market" of the forward purchase contracts, causing periodic charges or credits to income. If this latter approach were adopted, our diluted earnings per share could increase and decrease from quarter to quarter to reflect the lesser and greater number of shares issuable upon satisfaction of the forward purchase contracts.

                        DESCRIPTION OF THE EQUITY UNITS

   We summarize below the principal terms of the Equity Units and the forward purchase contracts and senior notes that comprise the Equity Units. The following description is only a summary, and we refer you to the agreements which will govern your rights as a holder of Equity Units. See "Where You Can Find More Information" in the accompanying prospectus for information about how to obtain copies of those documents, which we will file with the SEC as exhibits to the registration statement of which this prospectus supplement forms a part. In addition, to the extent that the following description is not consistent with those contained in the accompanying prospectus under "Description of Debt Securities," "Description of Common Stock" and "Description of the Stock Purchase Contracts and the Stock Purchase Units," you should rely on this description.

Overview

   Each Equity Unit will have a stated amount of $50. Each Equity Unit will initially consist of:

    (1)a forward purchase contract under which

       . you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on August 16, 2005; we will determine the number of shares you will purchase based on an average trading price of our common stock for a period preceding the stock purchase date, calculated in the manner described below; and

       . we will pay you contact adjustment payments at the annual rate of 3.50% of the stated amount of $50 as specified below (subject to our right of deferral); and

    (2)a senior note due August 16, 2007, with a principal amount of $50, on which we will pay interest quarterly at the initial annual rate of 5.75% until a successful remarketing of the senior notes and at the reset rate, as described below, after the settlement date of a successful remarketing or if the senior notes are not successfully remarketed, after the stock purchase date.

   The senior notes will initially be pledged to secure your obligations under the forward purchase contract. We refer to the forward purchase contracts, together with the pledged senior notes or, after a successful remarketing or a tax event redemption, the treasury portfolio, as Equity Units. Prior to a successful remarketing or a tax event redemption, each holder of Equity Units may elect to withdraw the pledged senior notes underlying the Equity Units by substituting, as pledged securities, specifically identified treasury securities that will pay $50 on or before August 15, 2005, which is the amount due under each forward purchase contract. If a holder of Equity Units elects to substitute treasury securities as pledged securities, the pledged senior notes will be released from the pledge agreement and delivered to the holder. The Equity Units would then become "Stripped Units." Holders of Stripped Units may recreate Equity Units by resubstituting the senior notes for the treasury securities underlying the Stripped Units prior to a successful remarketing or a tax event redemption.

   By accepting the Equity Units, you will be treated as if you:

  . irrevocably have agreed to be bound by the terms of the forward purchase contract agreement, pledge agreement and forward purchase contract for so long as you remain a beneficial owner of the Equity Units; and

  . have appointed the forward purchase contract agent under the forward purchase contract agreement as your agent and attorney-in-fact to enter into and perform the forward purchase contract on your behalf.

   In addition, by accepting the Equity Units, you will be treated as if you have agreed to treat the Equity Units as the purchase of a unit consisting of the senior note and the forward purchase contract, to allocate the purchase price of each Equity Unit between the senior note and the forward purchase contract as $50 and $0, respectively, to treat yourself as the owner of the forward purchase contract and the related senior notes, the treasury portfolio or the treasury securities underlying the Equity Units or Stripped Units, as the case may be, and for U.S. federal income tax purposes to treat the senior notes as our indebtedness subject to the contingent payment debt regulations.

   At the closing of this offering of the Equity Units, the underwriters will purchase the Equity Units. The purchase price of each Equity Unit will be allocated by us between the related forward purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the obligations owed to us under the forward purchase contracts.

   We will enter into:

  . a forward purchase contract agreement with The Bank of New York, as forward purchase contract agent, governing the appointment of the forward purchase contract agent as the agent and attorney-in-fact for the holders of the Equity Units, the forward purchase contracts, the transfer, exchange or replacement of certificates representing the Equity Units and certain other matters relating to the Equity Units; and

  . a pledge agreement with The Bank of New York, as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for our benefit to secure the obligations of holders of Equity Units under the forward purchase contracts.

   The obligations of each holder of Equity Units to pay the purchase price for our common stock under the forward purchase contract included in the Equity Units are non-recourse obligations. Except to the extent that a holder elects to pay these obligations upon early settlement as described below under "--Early Settlement," with cash as described below under "--Notice to Settle with Cash," or upon merger early settlement as described below under "--Early Settlement upon Cash Merger," these obligations will be paid solely out of the proceeds of the collateral pledged to secure these obligations, and no holder will be liable for any deficiency between those proceeds and the purchase price for our common stock under the forward purchase contracts.

Creating Stripped Units and Recreating Equity Units

   Holders of Equity Units will have the ability to "strip" those Equity Units and take delivery of the pledged senior notes creating "Stripped Units," as described in more detail below under "--Creating Stripped Units." Holders of Stripped Units will have the ability to recreate Equity Units from their Stripped Units by depositing senior notes as described in more detail below under "--Recreating Equity Units." Holders who elect to create Stripped Units or recreate Equity Units will be responsible for any related fees or expenses.

    Creating Stripped Units

   Each holder of Equity Units may create Stripped Units and withdraw the pledged senior notes underlying the Equity Units by substituting, as pledged securities, the treasury securities described below that will pay $50 on or before August 16, 2005, the amount due under the forward purchase contract. Holders of Equity Units may create Stripped Units at any time on or before the tenth business day before the stock purchase date, unless a successful remarketing or a tax event redemption has occurred; provided, however, that they may not create Stripped Units during the period from four business days before any remarketing period until the expiration of three business days after the end of that period.

   In order to create Stripped Units, a holder of Equity Units must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AG8) that mature on August 15, 2005. Upon creation of the Stripped Units, the treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the forward purchase contract, and the pledged senior notes underlying the Equity Units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of Equity Units may make the substitution only in integral multiples of 20 Equity Units.

   To create Stripped Units, you must:

  . deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes underlying your Equity Units and pledged with the collateral agent to secure your obligation to purchase our common stock under the forward purchase contract;

  .   transfer the Equity Units to the forward purchase contract agent; and

  . deliver a notice to the forward purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the forward purchase contract agent instruct the collateral agent to release to you the pledged senior notes underlying the Equity Units.

   Upon that deposit and the receipt of an instruction from the forward purchase contract agent, the collateral agent will effect the release to the forward purchase contract agent of the underlying pledged senior notes from the pledge under the pledge agreement free and clear of our security interest. The forward purchase contract agent will:

  .   cancel the Equity Units;

  .   transfer to you the underlying pledged senior notes; and

  .   deliver to you the Stripped Units.

   Any senior notes released to you will be tradable separately from the resulting Stripped Units. Interest on the senior notes will continue to be payable in accordance with their terms.

    Recreating Equity Units

   Each holder of Stripped Units may recreate Equity Units by substituting, as pledged securities, senior notes then constituting a part of the Equity Units for the treasury securities underlying the Stripped Units. Holders may recreate Equity Units at any time on or before the tenth business day before the stock purchase date, unless a successful remarketing or a tax event redemption has occurred; provided, however, they may not recreate Equity Units during the period from four business days before any remarketing period until the expiration of three business days after that period.

   Upon recreation of the Equity Units, the senior notes will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the forward purchase contract, and the treasury securities underlying the Stripped Units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of Stripped Units may make the substitution only in integral multiples of 20 Stripped Units.

   To recreate Equity Units from Stripped Units, you must:

  . deposit with the collateral agent senior notes having an aggregate principal amount equal to the aggregate stated amount of your Stripped Units;

  .   transfer the Stripped Units to the forward purchase contract agent; and

  . deliver a notice to the forward purchase contract agent stating that you have deposited the senior notes with the collateral agent and are requesting that the forward purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those Stripped Units.

   The senior notes will be substituted for the treasury securities underlying your Stripped Units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your forward purchase contract.

   Upon that deposit and the receipt of an instruction from the forward purchase contract agent, the collateral agent will effect the release to the forward purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The forward purchase contract agent will:

  .   cancel the Stripped Units;

  .   transfer to you the underlying treasury securities; and

  .   deliver to you the Equity Units.

Current Payments

   If you hold Equity Units, we will pay you quarterly contract adjustment payments on the forward purchase contracts at the annual rate of 3.50% of the $50 stated amount through and including the stock purchase date and quarterly interest payments on the senior notes at the annual rate of 5.75% of the principal amount of $50 per senior note. After the senior notes are successfully remarketed or, if not remarketed, after the stock purchase date, they will pay interest to the holders of such senior notes at the reset rate from the date of the settlement of the successful remarketing or stock purchase date until their maturity on August 16, 2007. On the stock purchase date, if your senior notes were successfully remarketed, you will receive a quarterly payment from the proceeds of the treasury portfolio at the same annual rate as was initially paid on the senior notes prior to the remarketing.

   If you hold Stripped Units, you will only be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 3.50% of the $50 stated amount through and including the stock purchase date. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, regardless of your method of tax accounting, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

   The contract adjustment payments are subject to deferral by us until the stock purchase date as described below. If we defer any of these payments, we will pay or accrue additional payments on the deferred amounts in cash at the annual rate of 5.75% until paid.

   If you hold senior notes separately from the Equity Units, you will only receive the interest payments on the senior notes. The senior notes, whether held separately or as part of the Equity Units, will initially pay interest at the annual rate of 5.75% of the principal amount of $50 per senior note for the quarterly payments payable on and before the earlier of the settlement date of a successful remarketing or the stock purchase date. After that date, interest payments on the senior notes will be made at the reset rate until their maturity on August 16, 2007. If no successful remarketing occurs before the stock purchase date, the reset rate will be equal to a market rate of interest as described under "--Market Rate Reset."

   Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from June 11, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. If the forward purchase contracts are settled early, at your option, or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

   Our obligations with respect to the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See "Description of the Senior Notes" below.

   Contract adjustment payments and interest payments on the senior notes will be payable to the holders of Equity Units as they are registered on the books and records of the forward purchase contract agent on the record dates. So long as the Equity Units remain in book-entry only form, the record date will be the business day before the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the forward purchase contracts that are a part of such Equity Units. Subject to any applicable laws and regulations, each payment will be made as described under "Description of the Senior Notes--Book-Entry System" below. If the Equity Units do not remain in book-entry only form, the record date will be the 15th day before the relevant payment date. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Option to Defer Contract Adjustment Payments

   We may, at our option and upon prior written notice to the holders of the Equity Units and Stripped Units and the purchase contract agent, defer the payment of contract adjustment payments on the purchase contracts forming a part of the Equity Units and Stripped Units until no later than the stock purchase date. However, we will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at the rate of 5.75% per year (compounded quarterly) until paid. If we have deferred contract adjustment payments until the stock purchase date, we will pay those deferred installments plus accrued interest in cash to holders of Equity Units and Stripped Units on the stock purchase date. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate. If the forward purchase contracts are settled early, at your option, or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

   In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, our common stock other than:

  . purchases, redemptions or acquisitions of shares of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event;

  . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock;

  . the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of the security being converted or exchanged;

  . dividends or distributions in our common stock (or rights to acquire our common stock), or repurchases, redemptions or acquisitions of our common stock in connection with the issuance or exchange of common stock (or securities convertible into or exchangeable for shares of our common stock); or

  . redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Description of the Forward Purchase Contracts

   Each forward purchase contract underlying an Equity Unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date a number of newly issued shares of our common stock equal to the settlement rate.

   The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a forward purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "--Anti-dilution Adjustments" below, be as follows:

  . If the "applicable market value" of our common stock is equal to or greater than the threshold appreciation price of $49.08, which is 20% above the reference price, the settlement rate, which is equal to $50 divided by $49.08, will be 1.0187 shares of our common stock per forward purchase contract. Accordingly, if the market price for our common stock increases to an amount that is greater than $49.08 on the settlement date, the aggregate market value of the shares of our common stock issued upon settlement of each forward purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50, and if the market price equals $49.08, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than $49.08 but greater than $40.90, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per forward purchase contract. Accordingly, if the market price for our common stock increases but that market price is less than $49.08 on the settlement date, the aggregate market value of the shares of our common stock issued upon settlement of each forward purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than or equal to $40.90, the settlement rate, which is equal to $50 divided by $40.90, will be 1.2225 shares of our common stock per forward purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $40.90 on the settlement date, the aggregate market value of the shares of our common stock issued upon settlement of each forward purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price equals $40.90, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   The "applicable market value" of our common stock is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

   Settlement of the forward purchase contracts will occur on August 16, 2005, unless:

  . you have settled the forward purchase contracts before the stock purchase date through the early delivery of cash to the forward purchase contract agent, in the manner described in "--Early Settlement";

  . we are involved in a merger before the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the forward purchase contracts through an early settlement as described in "--Early Settlement upon Cash Merger"; or

  . an event described under "--Termination of Forward Purchase Contracts" below has occurred.

   The settlement of the forward purchase contracts on the stock purchase date will occur as follows:

  . for the Equity Units or Stripped Units that include the treasury portfolio or the pledged treasury securities, the cash payments on the treasury portfolio or the treasury securities will automatically be applied to satisfy in full your obligation to purchase our common stock under the forward purchase contracts; and

  . for the Equity Units in which the related senior notes remain a part of the Equity Units because of a failed remarketing, we will exercise our rights as a secured party to retain or dispose of the senior notes in accordance with applicable law in satisfaction of your obligation to purchase our common stock under the forward purchase contracts.

   In any event, our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the Equity Units, if the Equity Units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

   Before the date on which shares of our common stock are issued in settlement of forward purchase contracts, our common stock underlying the related forward purchase contracts will not be treated as outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the forward purchase contracts.

   We will not issue any fractional shares of our common stock under the forward purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the forward purchase contracts you are settling, multiplied by the applicable market value.

Remarketing

   The senior notes held by each holder of Equity Units will be subject to a remarketing on the third business day before May 16, 2005, the last quarterly payment date before the stock purchase date, unless the holder elects not to participate in the remarketing. The proceeds of the remarketing will be used to purchase the treasury portfolio, which will be pledged to secure the obligations of the participating holder of Equity Units under the related forward purchase contract. The remarketing proceeds received on the pledged treasury portfolio underlying the Equity Units of the holder will be used to satisfy the participating holder's obligation to purchase our common stock on the stock purchase date.

   If a holder does not deliver treasury securities in a kind and amount designated by the remarketing agent, as described below, the senior notes that are included in the Equity Units will be remarketed on the remarketing date.

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

   We will enter into a remarketing agreement with Salomon Smith Barney Inc. under which Salomon Smith Barney Inc. will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the senior notes that are included in Equity Units and that are participating in the remarketing and the senior notes that are not included in Equity Units and that are participating in the remarketing as described below under "--Optional Remarketing of Senior Notes Which Are Not Included in Equity Units," at a price equal to approximately, but not less than, 100.25% of the remarketing value.

   The "remarketing value" will be equal to the sum of:

   (1) the value at the remarketing date of either (a) a portfolio of treasury securities that will pay, on or before the quarterly payment date falling on August 16, 2005, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on the quarterly payment date on the senior notes that are participating in the remarketing, if the remarketing occurs prior to the fourth business day immediately preceding the stock purchase date, or (b) an amount of cash equal to the aggregate interest payment that is scheduled to be payable on the relevant quarterly payment date on the senior notes that are participating in the remarketing, if the remarketing occurs on or after the fourth business day immediately preceding the stock purchase date, assuming for both (a) and (b), even if not true, that the interest rate on the senior notes remains at the initial rate; and

   (2) the value at the remarketing date of either (a) the amount of treasury securities that will pay, on or before August 16, 2005, an amount of cash equal to $50 for each senior note that is participating in the remarketing, if the remarketing occurs prior to the fourth business day immediately preceding the stock purchase date, or (b) an amount of cash equal to $50 for each senior note that is participating in the remarketing, if the remarketing occurs on or after the fourth business day immediately preceding the stock purchase date.

   For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days before August 16, 2005, as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities, and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date, as determined on a third-day settlement basis by reasonable and customary means selected in good faith by the remarketing agent, plus accrued interest to that date.

   In the event the remarketing occurs prior to the fourth business day preceding the stock purchase date the remarketing agent will use the proceeds from the sale of the senior notes in a successful remarketing to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in
(1) and (2) above, which comprise the treasury portfolio. The remarketing agent will deliver the treasury portfolio through the forward purchase contract agent to the collateral agent to secure the obligations under the related forward purchase contracts of holders of the Equity Units whose senior notes participated in the remarketing. In the event that a remarketing occurs on or after the fourth business day prior to the stock purchase date, the proceeds of the remarketing will not be used to purchase the treasury portfolio, but such proceeds will be paid in direct settlement of the obligations of the holders of Equity Units to purchase our common stock. The remarketing agent will deduct an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing as a remarketing fee. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the Equity Units participating in the remarketing.

   Alternatively, a holder of Equity Units may elect not to participate in the remarketing and retain the senior notes underlying those Equity Units by delivering the treasury securities described in (1) and (2)

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

above, in the amount and types specified by the remarketing agent, to the forward purchase contract agent on the fourth business day before the remarketing date. In this case, the interest rate on the holder's note would be reset to the reset rate, even though the holder did not participate in the remarketing.

   The forward purchase contract agent will give holders notice of remarketing, including the specific treasury securities and the CUSIP numbers or the principal terms of the treasury securities, that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day before the initial remarketing date or the first day of any subsequent remarketing period, as applicable. A holder electing not to participate in the remarketing must notify the forward purchase contract agent of this election and deliver the specified treasury securities to the forward purchase contract agent not later than 10:00 a.m. on the fourth business day before the initial remarketing date or the first day of any subsequent remarketing period, as applicable. A holder that notifies the forward purchase contract agent of this election but does not so deliver the treasury securities and a holder that does not notify the forward purchase contract agent will be treated as if the holder elected to participate in the remarketing. On the stock purchase date, the forward purchase contract agent will apply the cash payments received on the pledged treasury portfolio to pay the purchase price under the forward purchase contracts.

   If the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the then current aggregate market value of the senior notes being remarketed to be equal to approximately, but not less than, 100.25% of the remarketing value, and the remarketing agent cannot remarket the senior notes offered for remarketing on the initial remarketing date at a price equal to approximately, but not less than, 100.25% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate during the initial remarketing so as to remarket the senior notes offered for remarketing on such date at a price equal to approximately, but not less than, 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the three business day periods immediately preceding June 16, 2005, July 16, 2005 and the second business day preceding the stock purchase date. We refer to each of these three business day periods as remarketing periods. Any remarketing will be at a price equal to approximately, but not less than, 100.25% of the remarketing value, determined on the basis of the senior notes being remarketed, on the subsequent remarketing date.

   If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph on or prior to the third business day immediately preceding the stock purchase date, we will retain and dispose of the senior notes pledged as collateral of any holder who has not otherwise settled its forward purchase contract in cash by the close of business on the seventh business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under "--Notice to Settle with Cash"), in satisfaction of the holder's obligations under the forward purchase contract.

   We will cause a notice of the last failed remarketing period to be published on the fourth business day immediately following that period, by publication in a daily newspaper of general circulation in the English language in New York City, which is expected to be The Wall Street Journal. We will also release this information in respect of any failed remarketing period by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days before any remarketing period, that The Depository Trust Company, which we refer to as DTC, notify its participants holding senior notes, Equity Units and Stripped Units of the remarketing. Any notice of the failure of any remarketing period and the DTC notification of any remarketing period will provide the procedures that must be followed if we exercise our rights to retain or dispose of the senior notes as described above.

Market Rate Reset

   If the remarketing is not successful on or prior to the third business day preceding the stock purchase date, the remarketing agent will cause the interest rate on the senior notes to be reset according to the following method, provided that in no event shall the reset rate exceed the maximum rate permitted by state usury laws and other applicable laws. The remarketing agent will take the average of the interest rates quoted to it by three nationally recognized investment banks selected by us, which are underwriters or dealers in debt securities similar to the senior notes, that in its judgment reflects an accurate market rate of interest applicable to the senior notes at that time. Following receipt of these quotes, the remarketing agent will have the right, in its sole judgment, to either recalculate the average based on only two of the quoted interest rates if one of the three quotes, in the remarketing agent's sole discretion, does not reflect market conditions or, alternatively, determine a consensus among the investment banks rather than a strict mathematical average by taking into account relevant qualitative and quantitative factors. These factors may include, but shall not be limited to, maturity of the senior notes, our credit rating and our credit risk and the credit rating and credit risk of companies in similar industries, the then yield to maturity of the senior notes and the state of the market for primary and secondary sales of similar debt securities.

   By approximately 4:30 p.m., New York City time, on the reset date, the remarketing agent will advise the depositary, the trustee and us of the reset rate and on the following business day we will cause a notice of the reset rate to be published in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

Optional Remarketing of Senior Notes Which Are Not Included in Equity Units

   Under the remarketing agreement, on or before the fourth business day immediately preceding the beginning of a remarketing period, holders of senior notes that are not included in Equity Units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent before the beginning of a remarketing period, but no earlier than the payment date immediately preceding the last quarterly payment date before the stock purchase date. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the forward purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or before the fourth business day immediately preceding the first day of the relevant remarketing period.

   On the third business day immediately before the relevant remarketing period, the collateral agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to approximately, but not less than, 100.25% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing as the remarketing fee, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to the participating holders.

   If, as described above, the remarketing agent cannot remarket the senior notes during any remarketing period, the remarketing agent will promptly return the senior notes to the collateral agent to release to the holders. Holders of senior notes that are not components of Equity Units may elect to have their senior notes remarketed during any subsequent remarketing period under the procedures described above. In addition, if the remarketing agent fails to remarket the senior notes on or prior to the third business day immediately preceding the stock purchase date, your senior notes will be returned to you and the interest rate on the senior notes will be reset to the reset rate as described above in "--Market Rate Reset."

Early Settlement

   At any time not later than 10:00 a.m. on the seventh business day before August 16, 2005, a holder of Equity Units may settle the related forward purchase contracts by delivering to the forward purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of forward purchase contracts being settled; provided that, at that time, if so required under the U.S. federal securities laws, a registration statement is in effect and a current prospectus is available covering the shares of our common stock to be delivered in respect of the forward purchase contracts being settled. Holders may settle early only in units of 20 and integral multiples of
20. If a treasury portfolio has replaced the senior notes as a component of the Equity Units as a result of a successful remarketing or a tax event redemption, holders may settle early only in integral multiples of $1,000 treasury securities.

   We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our common stock to be delivered in respect of the forward purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process.

   No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 1.0187 shares of our common stock for each Equity Unit, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under "--Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate. The holder will also receive the senior notes or other securities underlying those Equity Units.

Notice to Settle with Cash

   Unless the treasury portfolio has replaced the senior notes as a component of Equity Units as a result of a successful remarketing of the senior notes or a tax event redemption, a holder of Equity Units may settle the related forward purchase contract with cash before 11:00 a.m., New York City time, on the seventh business day immediately preceding the stock purchase date. A holder of Equity Units wishing to settle the related forward purchase contract with cash must notify the forward purchase contract agent by presenting and surrendering the Equity Units certificate evidencing the Equity Units at the offices of the forward purchase contract agent with the form of "Notice to Settle by Cash" on the reverse side of the certificate completed and executed as indicated on or before 5:00 p.m., New York City time, on the tenth business day immediately preceding the stock purchase date. If a holder of Equity Units who has given notice of its intention to settle the related forward purchase contract with cash fails to deliver the cash to the collateral agent on the seventh business day immediately preceding the stock purchase date, the holder will be deemed to have elected to participate in the final remarketing.

Early Settlement upon Cash Merger

   Before the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we call a cash merger, then each holder of the Equity Units and Stripped Units will have the right to accelerate and settle the related forward purchase contracts at the settlement rate in effect immediately before the cash merger. We refer to this right as the merger early settlement right. We will provide each of the holders with a notice of the completion of a cash merger within five business days of the completion. The notice will specify a date, which will not be less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will state, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the forward purchase contract agent, on or prior to one business day before the merger early settlement date, the certificate evidencing your Equity Units, if the Equity Units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the forward purchase contract immediately before the cash merger at the settlement rate in effect at that time. You will also receive the senior notes or treasury securities underlying those Equity Units or Stripped Units. If you do not elect to exercise your merger early settlement right, your Equity Units or Stripped Units will remain outstanding and subject to normal settlement on the stock purchase date.

   Holders may settle early only in units of 20 and integral multiples of 20. If a treasury portfolio has replaced the senior notes as a component of the Equity Units as a result of a successful remarketing or a tax event redemption, holders may settle early only in integral multiples of $1,000 treasury securities.

Anti-dilution Adjustments

   The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

   (1) the payment of a dividend or other distribution in common stock on our common stock;

   (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price, as defined below;

   (3) subdivisions, splits and combinations of our common stock;

   (4) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets, excluding (a) any dividend or distribution covered by clause (1) or (2) above and (b) any dividend or distribution paid exclusively in cash;

   (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding on the date fixed for the determination of stockholders entitled to receive the distribution; and

   (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding on the date of expiration of the tender or exchange offer.

   The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. The term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

   In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each forward purchase contract then outstanding would, without the consent of the holders of Equity Units, become a contract to purchase those other securities, cash or property instead of our common stock. In this case the settlement rate will be determined based upon the value of the portfolio of other securities, cash or property into which one share of our common stock was converted. The value of the portfolio is to be calculated based upon the 20-day average closing price ending the third trading day before the stock purchase date. On the stock purchase date the settlement rate will be applied to that portfolio of other securities, cash or property. Holders have the right to settle their obligations under the forward purchase contracts early in the event of certain cash mergers as described above under "--Early Settlement upon Cash Merger."

   If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes--that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock -- and, under the settlement rate adjustment provisions of the forward purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of Equity Units. See "United States Federal Income Tax Consequences--Forward Purchase Contracts--Adjustment to Settlement Rate" for more information about these matters.

   In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a spin-off, the settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

  .   the settlement rate by

  . a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock and the denominator of which is the current market price of our common stock.

   The adjustment to the settlement rate under the preceding paragraph will occur at the earlier of:

  .   the tenth trading day following the effective date of the spin-off; and

  . the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

   For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

   In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of a spin-off of this kind, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.

   If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

   In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares or rights to acquire shares or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

   We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of Equity Units of the occurrence of that event. We will also be required to deliver a statement describing in reasonable detail the method by which the adjustment to the settlement rate was determined and stating the revised settlement rate.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a forward purchase contract.

Pledged Securities and Pledge Agreement

   The senior notes or treasury portfolio underlying the Equity Units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of Equity Units to purchase our common stock under the forward purchase contract. A holder of Equity Units cannot separate or separately transfer the forward purchase contract from the pledged securities underlying the Equity Units. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the Equity Units from the pledge arrangement except:

  . to substitute specified treasury securities for the related pledged senior notes upon creation of a Stripped Unit;

  . to substitute senior notes for the related pledged treasury securities upon the recreation of an Equity Unit;

  . upon delivering specified treasury securities when electing not to participate in a remarketing; or

  . upon the termination, early settlement or cash settlement of the forward purchase contracts.

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

   Subject to our security interest and the terms of the forward purchase contract agreement and the pledge agreement:

  . each holder of Equity Units that include senior notes will retain ownership of the senior notes and will be entitled through the forward purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, voting, redemption and repayment rights; and

  . each holder of Equity Units that include the treasury portfolio will retain ownership of the treasury portfolio.

   We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

   The collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the Equity Units, will distribute those payments to the forward purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of Equity Units on the record date for the payment. As long as the Equity Units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

Termination of Forward Purchase Contracts

   The forward purchase contracts, our related rights and obligations and those of the holders of the Equity Units, including their rights to receive contract adjustment payments or deferred contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

   Upon a termination of the forward purchase contracts of this kind, the collateral agent will release the securities held by it to the forward purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the forward purchase contract, the forward purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. bankruptcy code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the U.S. bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until the bankruptcy judge agrees to lift it and return your collateral to you. In addition, it is possible that at the conclusion of such a bankruptcy case, the claim represented by the senior notes will receive substantially less than the face amount of such claim or indeed receive no recovery at all.

The Forward Purchase Contract Agreement

   Distributions on the Equity Units will be payable, forward purchase contracts will be settled and transfers of the Equity Units will be registerable at the office of the forward purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Equity Units do not remain in book-entry form, payment of distributions on the Equity Units may be made, at our option, by check mailed to the address of the persons shown on the Equity Units register.

   If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day and so long as the payment is made on the next business day, without any interest or other payment on account of this delay, except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

   If your Equity Units are held in certificated form and you fail to surrender the certificate evidencing your Equity Units to the forward purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related forward purchase contracts will be registered in the name of the forward purchase contract agent. These shares, together with any distributions on them, will be held by the forward purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the forward purchase contract agent and us.

   If your Equity Units are held in certificated form and (1) the forward purchase contracts have terminated before the stock purchase date, (2) the related pledged securities have been transferred to the forward purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your Equity Units to the forward purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the forward purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

   The forward purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

   No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any applicable tax or other governmental charge.

Modification

   The forward purchase contract agreement, the pledge agreement and the forward purchase contracts may be amended with the consent of the holders of a majority of the forward purchase contracts at the time outstanding. However, no modification may, without the consent of the holder of each outstanding Equity Unit affected by the modification (in addition to the consent of the holders of a majority of the Equity Units at the time outstanding):

  .   change any payment date;

  . change the amount or type of pledged securities required to be pledged to secure obligations under the forward purchase contracts unless not adverse to the holders;

  . impair the right of the holder of any forward purchase contract to receive distributions on the pledged securities underlying the forward purchase contract or otherwise adversely affect the holder's rights in or to the pledged securities;

  . reduce any contract adjustment payment or change the place or currency of that payment;

  . impair the right to institute suit for the enforcement of any forward purchase contract;

  . reduce the number of shares of our common stock purchasable under any forward purchase contract, increase the price to purchase shares of our common stock on settlement of any forward purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any forward purchase contract; or

  . reduce the above stated percentage of outstanding forward purchase contracts the consent of whose holders is required for the modification or amendment of the provisions of the forward purchase contract agreement, the pledge agreement or the forward purchase contracts.

Consolidation, Merger, Sale or Conveyance

   The forward purchase contract agreement generally permits us to consolidate with or merge into another company. It also permits us to sell substantially all our assets to another company. However, we may not take any of these actions unless the following conditions are met:

  . If we merge out of existence or sell our assets, the other company may not be organized under a foreign country's laws. In other words, the other company must be a corporation, partnership, limited liability company or trust organized under U.S. state or federal law or the laws of the District of Columbia. In addition, the other company must agree to be legally responsible for our obligations under the forward purchase contract agreement, the pledge agreement, the remarketing agreement and the forward purchase contracts; and

  . The merger, sale of assets or other transaction must not cause a default under the forward purchase contract agreement, the pledge agreement, the remarketing agreement or the forward purchase contracts.

   If we merge out of existence or sell substantially all our assets, the surviving or acquiring entity will be substituted for us in the forward purchase contract agreement with the same effect as if it had been an original party to that agreement. After a merger or sale of substantially all our assets, the surviving or acquiring entity may exercise our rights and powers under the forward purchase contract agreement, and we will be released from all its liabilities and obligations under the forward purchase contract agreement and the Equity Units.

Title

   We, the forward purchase contract agent and the collateral agent may treat the registered holder of any Equity Units as the absolute owner of those Equity Units for the purpose of making payment and settling the related forward purchase contracts and for all other purposes.

Governing Law

   The forward purchase contract agreement, the pledge agreement, the remarketing agreement and the forward purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

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

Book-Entry System

   DTC will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Equity Units, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, collectively referred to as indirect participants, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   No Equity Units represented by global security certificates may be exchanged in whole or in part for certificated Equity Units registered, and no transfer of global security certificates will be made in whole or in part for certificated Equity Units registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, DTC has ceased to be qualified to act as required by the forward purchase contract agreement and no successor depositary has been appointed within 90 days after we learn that DTC is no longer qualified or we determine that we will no longer have debt securities represented by global securities or we will permit any of the global securities certificates to be exchangeable or there is a continuing default by us in respect of our obligations under one or more forward purchase contracts, the indenture, the forward purchase contract agreement, the senior notes, the Equity Units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All Equity Units represented by one or more global security certificates or any portion of them will be registered in the names directed by DTC.

   As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all Equity Units represented by those certificates for all purposes under the Equity Units and the forward purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the Equity Units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of Equity Units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by those certificates for any purpose under the Equity Units or the forward purchase contract agreement. All payments on the Equity Units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants' interests or by the participants with respect to interests of persons held by the participants on their behalf.

   Procedures for settlement of forward purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

   Neither we or any of our agents, nor the forward purchase contract agent or any of its agents, nor the collateral agent or any of its agents, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to those beneficial ownership interests.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Equity Units Certificates

   If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the forward purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the forward purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the forward purchase contract agent and us.

   We are not required, however, to issue any certificates representing Equity Units on or after the stock purchase date or after the forward purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the forward purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable under the forward purchase contracts included in the Equity Units evidenced by the certificate, or, if the forward purchase contracts have terminated before the stock purchase date, transfer the pledged securities related to the Equity Units evidenced by the certificate.

Information Concerning the Forward Purchase Contract Agent

   The Bank of New York will initially act as forward purchase contract agent. The forward purchase contract agent will act as the agent and attorney-in-fact for the holders of Equity Units from time to time. The forward purchase contract agreement will not obligate the forward purchase contract agent to exercise any discretionary authority in connection with a default under the forward purchase contract agreement, the pledge agreement, the forward purchase contracts or the pledged securities.

   The forward purchase contract agreement will contain provisions limiting the liability of the forward purchase contract agent. The forward purchase contract agreement will also contain provisions under which the forward purchase contract agent may resign or be replaced. Resignation or replacement of the forward purchase contract agent would be effective upon the appointment of a successor.

   The forward purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

   The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Equity Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will also contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

   The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Fees and Expenses

   The forward purchase contract agreement will provide that we will pay all fees and expenses related to:

  .   the offering of the Equity Units;

  .   the retention of the collateral agent;

  . the enforcement by the forward purchase contract agent of the rights of the holders of the Equity Units; and

  . stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock to you upon settlement of the forward purchase contracts.

   Should you elect to create Stripped Units or recreate Equity Units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any of those fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

   The following description of the particular terms of the senior notes, which are referred to in the accompanying prospectus as "notes," supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the notes in the prospectus. The senior notes will be issued under an indenture dated as of May 1, 2001 between us and The Bank of New York, as trustee, as supplemented by supplemental indentures and references in this prospectus supplement to the indenture will mean the indenture as so supplemented. This summary is qualified in its entirety by reference to the indenture.

   The trustee will act as our U.S. paying agent, our authenticating agent and registrar, and, if and when such notes are issued in definitive form, our U.S. transfer agent.

   Any money that we deposit with the trustee or any paying agent for the payment of principal, premium, if any, or any interest on the senior notes that remains unclaimed for two years after the date upon which the principal, premium, if any, and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any applicable unclaimed property law, the holder of senior notes will be able to seek any payment to which that holder may be entitled to collect only from us.

General

   The senior notes are being offered in the principal amount of $300,000,000 (or $345,000,000 if the underwriters exercise in full their option to purchase additional Equity Units). We may, without the consent of the holders of the senior notes, create and issue additional debt securities under the indenture, ranking equally with the senior notes.

   The senior notes will mature on August 16, 2007. The senior notes will initially pay interest at the annual rate of 5.75% in arrears on each February 16, May 16, August 16 and November 16, commencing on August 16, 2002, for quarterly payments due on or before the earlier of the settlement date of a successful remarketing or the stock purchase date. After that date, they will pay interest at the reset rate from that date until they mature on August 16, 2007. If the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the Equity Units--Remarketing," the remarketing agent will not reset the interest rate on the senior notes and the reset rate will continue to be the initial annual rate of 5.75%, until the remarketing agent can establish a reset rate meeting those requirements on a later remarketing date before the stock purchase date. If no successful remarketing occurs before the stock purchase date, the reset rate will be a market rate of interest as described above in "Description of the Equity Units--Market Rate Reset." The senior notes are not redeemable before their stated maturity except as described below.

   The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

   The senior notes will be issued in denominations of $50 and integral multiples of $50.

   The senior notes will not have the benefit of a sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay the senior notes.

   Payment of the principal and interest on the senior notes will rank equally with all of our other unsecured and unsubordinated debt. As of March 31, 2002, there existed approximately $1.25 billion principal amount of indebtedness issued under the indenture that would have ranked equally with the senior notes. The indenture does not limit the amount of additional senior indebtedness that we or any of our subsidiaries may incur. The senior notes will be our exclusive obligations.

   Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including holders of the senior notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation. As of March 31, 2002, our subsidiaries had approximately $10.6 billion principal amount of outstanding long-term debt (including debt due within one year). Since our operations are conducted through subsidiaries, our cash flow and our consequent ability to service debt, including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for payments on the senior notes, whether by dividends or other payments. In addition, the payment of dividends and the making of advances to us by our subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

   Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the senior notes to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are ourself recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to the debt held by us.

Remarketing

   The senior notes will be remarketed as described under "Description of the Equity Units--Remarketing."

Optional Remarketing of Senior Notes Which Are Not Included in Equity Units

   On or before the fourth business day immediately preceding the first day of a remarketing period, holders of senior notes that are not components of Equity Units may elect to have their senior notes remarketed in the same manner as senior notes that are components of Equity Units by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their notes remarketed will also have the right to withdraw the election on or before the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

   If a tax event occurs, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below. Installments of interest on senior notes that are due and payable on or before a redemption date will be payable to holders of the senior notes registered as holders at the close of business on the relevant record dates. If, following the earlier of a successful remarketing of the senior notes or the stock purchase date, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs before the earlier of a successful remarketing of the senior notes or the stock purchase date, the redemption price for the senior notes forming part of Equity Units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of Equity Units and remit the remainder of the redemption price, if any, to the forward purchase contract agent for payment to the holders. The treasury portfolio will be substituted for corresponding senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the Equity Units to purchase shares of our common stock under the forward purchase contracts.

   "Tax event" means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in matters of this kind, which may be Simpson Thacher & Bartlett, to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of (1) any amendment to, change in, or announced proposed change in, the laws, or any regulations under the laws, of the United States or any political subdivision or taxing authority of or in the United States affecting taxation, (2) any amendment to or change in an official interpretation or application of any laws or regulations of this kind by any legislative body, court, governmental agency or regulatory authority or (3) any interpretation or pronouncement that provides for a position with respect to any laws or regulations that differs from the generally accepted position on the issue date, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the issue date.

   "Redemption amount" means in the case of a tax event redemption occurring before the earlier of a successful remarketing of the senior notes or the stock purchase date, for each senior note the product of the principal amount of the note and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes outstanding on the tax event redemption date, and in the case of a tax event redemption date occurring after the earlier of a successful remarketing of the senior notes or the stock purchase date, the principal amount of the senior notes plus accrued and unpaid interest, if any.

   "Treasury portfolio" means a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date or the date of a successful remarketing, as the case may be, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date or the date of a successful remarketing, as the case may be, and no later than the stock purchase date interest or principal strips of U.S. treasury securities that mature on or before that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on that date. These treasury securities are non-callable by us.

   "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

   "Quotation agent" means J.P. Morgan Securities Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior notes. If any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Restrictive Covenants

    Limitation upon Liens on Stock of Certain Subsidiaries

   For so long as any senior notes remain outstanding, we will not create or incur or allow any of our subsidiaries to create or incur any pledge or security interest on any of the capital stock of a public utility subsidiary held by us or one of our subsidiaries or a significant subsidiary.

   For purposes of this covenant, a public utility subsidiary means, at any particular time, a direct or indirect subsidiary of ours that, as a substantial part of its business, distributes or transmits electric energy to retail or wholesale customers at rates or tariffs that are regulated by either a state or Federal regulatory authority.

   For purposes of this covenant, significant subsidiary means, at any particular time, any direct subsidiary of ours whose consolidated gross assets or consolidated gross revenues (having regard to our direct beneficial interest in the shares, or the like, of that subsidiary) represent approximately 25% of our consolidated gross assets or our consolidated gross revenues.

    Limitation upon Mergers, Consolidations and Sale of Assets

   Nothing in the indenture or the senior notes prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our property to another entity, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations relating to all outstanding debt securities issued under the indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia.

Defeasance and Discharge

   The defeasance provisions of the indenture described under "Description of Debt Securities--Legal Defeasance" and "Description of Debt
Securities--Covenant Defeasance" in the accompanying prospectus will not apply to the senior notes.

Same-day Settlement and Payment

   Settlement by purchasers of the senior notes will be made in immediately available funds. All payments by us to the depositary of principal and interest will be made in immediately available funds. So long as any senior notes are represented by global securities registered in the name of the depositary or its nominee, those senior notes will trade in the depositary's Same-Day Funds Settlement System and secondary market trading in those senior notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in senior notes.

Book-Entry and Settlement

   Senior notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the senior notes for any purpose under the indenture, and no global security representing notes will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest to exercise any rights of a holder under the indenture.

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

   Certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global securities if:

  . DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

  . DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

  . we determine in our sole discretion that we will no longer have senior debt securities represented by global securities or will permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing.

   Any global note that is exchangeable as described in the preceding sentence will be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Trustee

   The Bank of New York will serve as the indenture trustee with respect to the senior notes. The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following summary describes the material United States federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of Equity Units, Stripped Units, senior notes, and our common stock acquired under the forward purchase contracts.

   Except where otherwise stated, this summary deals only with Equity Units, Stripped Units, senior notes, and our common stock held as a capital asset by a holder who:

  .   is a United States person (as defined below); and

  . purchases the Equity Units upon original issuance at their original issue price.

A "United States person" is a holder who is, for U.S. federal income tax purposes, one of the following:

  .   a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

  .   dealers in securities or currencies;

  .   financial institutions;

  .   tax-exempt investors;

  . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  .   persons liable for alternative minimum tax;

  .   insurance companies;

  .   real estate investment trusts;

  .   regulated investment companies;

  . persons holding Equity Units, Stripped Units, senior notes, or our common stock as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

  .   U.S. persons whose functional currency is not the United States dollar.

In addition, if a partnership holds Equity Units, Stripped Units, senior notes or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

   This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this prospectus supplement. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the Equity Units.

   No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, we cannot assure you that the Internal Revenue Service or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Equity Units. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of Equity Units, Stripped Units, senior notes and our common stock, including the tax consequences under state, local, foreign and other tax laws.

Equity Units

    Allocation of Purchase Price

   Your acquisition will be treated as an acquisition of the senior note and the forward purchase contract constituting the Equity Units and, by purchasing Equity Units, you will be deemed to have agreed to such treatment. The remainder of this discussion assumes that the acquisition of Equity Units will be treated as an acquisition of a senior note and forward purchase contract.

   The purchase price of each Equity Unit will be allocated between the senior note and the forward purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the forward purchase contract. We will report the initial fair market value of each senior note as $50 and the initial fair market value of each forward purchase contract as $0, and by purchasing Equity Units, you will be deemed to agree to such allocation. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Senior Notes

    Accrual of Interest

   Because of the manner in which the interest rate on the senior notes is reset, the senior notes will be classified as contingent payment debt obligations under the Treasury regulations. Under the indenture governing the senior notes, we and each holder of the senior notes agree, for U.S. federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt obligations in the manner described below. As discussed more fully below, the effect of these Treasury regulations will be to:

  . require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

  . possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

  . generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the senior notes.

   Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior notes. Actual cash payments of interest on the senior notes will not be reported separately as taxable income. In order to determine your income, these rules require us to determine, as of the issue date, the comparable yield for the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the senior notes.

   We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the senior notes and estimates the amount and timing of contingent payments on the senior notes. We have determined that the comparable yield is an annual rate of 6.70%, compounded quarterly. Based on the comparable yield, the projected payment schedule per senior note is $0.52 for the period ending on August 16, 2002, $0.72 for each subsequent quarter ending on or prior to the remarketing date and $1.02 for each quarter ending after the remarketing date (which does not include the payment of principal at maturity). By acceptance of a beneficial interest in the senior notes you will be deemed to have agreed in the indenture, for U.S. federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule above in determining your interest accruals, and the adjustments thereto, in respect of the senior notes.

   The comparable yield and the projected schedule are not provided for any purpose other than the determination of your interest accruals thereof in respect of the senior notes and do not constitute a representation regarding the actual amount of any payment on a senior note.

   The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each senior note at the beginning of each accrual period will equal $50, increased by any original issue discount previously accrued on the senior note and decreased by the amount of any fixed payments and projected amount of any contingent payments previously made on the senior note during the period you held the senior note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period. We are required to provide information returns stating the amount of original issue discount accrued on senior notes held of record by persons other than corporations and other exempt owners.

   If after the remarketing date, the remaining amounts of interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

Stripped Units

   Substitution of Treasury Security to Create Stripped Units

   If you deliver a treasury security to the collateral agent in substitution for the senior note, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the senior note. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and treasury security, and your tax basis in the senior note, treasury security and the forward purchase contract will not be affected by the delivery and release.

    Ownership of Treasury Securities

   By acquiring Stripped Units, you agree to treat yourself as the owner of the treasury security that is a part of the Stripped Units beneficially owned by you. We also agree to treat you as the owner of the treasury security. Your initial tax basis in the treasury security that is a part of the Stripped Units will be equal to the amount paid for the treasury security. Your adjusted tax basis in the treasury security will be increased by the amount of any original issue discount included in income with respect thereto.

    Interest Income and Original Issue Discount

   A holder of Stripped Units will be required to treat its pro rata portion of the treasury security as a bond that was originally issued on the date acquired by such holder and that has original issue discount equal to the holder's pro rata portion of the excess of the amount payable on such treasury security over the value of the treasury security at the time the holder acquires it. A holder whether on the cash or accrual method of tax accounting will be required to include original issue discount (other than original issue discount on a short-term U.S. treasury security, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holder's investment in the treasury security and will not be considered current income for United States federal income tax purposes.

   In the case of any treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. treasury security"), in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless you are an accrual basis holder who elects to accrue the original issue discount on a short-term U.S. treasury security on a constant yield to maturity basis, you will accrue such original issue discount on a straight-line basis.

    Substitution of Senior Notes to Recreate Equity Units

   If you deliver senior notes to the collateral agent to recreate Equity Units, you generally will not recognize gain or loss upon the delivery of the senior notes or the release of the treasury security. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury security and the senior notes, and your tax basis in the senior notes, the treasury security and the forward purchase contract will not be affected by the delivery and release.

Forward Purchase Contracts

    Contract Adjustment Payments

   There is no direct authority addressing the treatment of the contract adjustment payments under current law, and their treatment is unclear. Contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments. The treatment of contract adjustment payments could affect your tax basis in a forward purchase contract or our common stock received under a forward purchase contract or your amount realized upon the sale or disposition of an Equity Unit or a Stripped Unit or the termination of a forward purchase contract. See "--Acquisition of Common Stock Under a Forward Purchase Contract," "--Sale or Disposition of Equity Units or Stripped Units" and "--Termination of Forward Purchase Contract."

Acquisition of Common Stock Under a Forward Purchase Contract

   You generally will not recognize gain or loss on the purchase of our common stock under a forward purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the forward purchase contract, if any, less (c) the portion of such purchase price and tax basis allocable to the fractional share. The holding period for common stock received under a forward purchase contract will commence on the day the common stock is acquired.

Early Settlement of Forward Purchase Contract

   You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury security upon early settlement of a forward purchase contract, and you will have the same tax basis in such senior notes or treasury security, as the case may be, as before such early settlement.

Termination of Forward Purchase Contract

   If a forward purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized, if any, upon such termination and your adjusted tax basis, if any, in the forward purchase contract at the time of such termination. Contract adjustment payments, if any, received by you, but not includible in income, should either reduce your basis in the forward purchase contract or result in an amount realized on the termination of the forward purchase contract. See "--Contract Adjustment Payments." Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

   You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury security upon termination of the forward purchase contract and you will have the same tax basis in such senior notes or treasury security, as the case may be, as before such termination. If the termination of the forward purchase contract occurs when the forward purchase contract has a negative value, see " --Sale or Disposition of Equity Units or Stripped Units." You should consult your own tax advisor regarding the termination of the forward purchase contract when the forward purchase contract has a negative value.

Adjustment to Settlement Rate

   You might be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and
(ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

Sale or Disposition of Equity Units or Stripped Units

   Upon a disposition of Equity Units or Stripped Units, you will be treated as having sold, exchanged or disposed of the forward purchase contract and the senior note or treasury security, as the case may be, that constitute such Equity Units or Stripped Units. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the forward purchase contract and the senior note or treasury security, as the case may be, and your respective adjusted tax bases in the forward purchase contract and the senior note or treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the treasury security not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income. Alternatively, contract adjustment payments that you did not previously include in income could either reduce your tax basis in the forward purchase contract or result in an increase of the amount realized on the disposition of the forward purchase contract. See "--Contract Adjustment Payments."

   In the case of the forward purchase contracts and the treasury security, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations. If the disposition of Equity Units or Stripped Units occurs when the forward purchase contract has a negative value, you should be considered to have received additional consideration for the senior note or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the forward purchase contract. You should consult your tax advisor regarding a disposition of Equity Units or Stripped Units at a time when the forward purchase contract has a negative value.

   Gain or loss on the sale, exchange or other disposition of a senior note prior to the date six months after the interest rate on the senior note is reset generally will be treated as ordinary income or loss. Gain or loss on the sale, exchange or other disposition of a senior note that occurs during the six month period following the date the interest rate is reset will generally be treated as ordinary income or loss unless no further payments are due during the remainder of the six month period. Gain or loss recognized on the sale, exchange or other disposition of a senior note starting from the earlier of the date that is six months after the interest rate on the senior notes is reset or the date when no further payments are due during the six month period after the interest rate on senior notes is reset will generally be ordinary income or loss to the extent attributable to the difference, if any, between the present value of the total remaining principal and interest payments due on the senior note and the present value of the total remaining payments set forth on the projected payment schedule for such senior note. The amount of any ordinary loss may not exceed your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any gain or loss recognized in excess of such amount on such sale, exchange or other disposition generally will be treated as capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. Because gain or loss on the disposition of a senior note may be treated as ordinary income or loss, disposition of Equity Units consisting of a senior note and forward purchase contract may give rise to capital gain or loss on the forward purchase contract and ordinary income or loss on the senior note, which must be reported separately for United States federal income tax purposes.

   Special rules apply in determining the tax basis of a senior note. Your basis in a senior note is generally increased by original issue discount you previously accrued on the senior note, and reduced by the fixed payments you receive and by the contingent payments projected to be made during the period you held the senior note.

Remarketing or Tax Event Redemption of the Senior Notes

   A remarketing or tax event redemption of the senior notes will be a taxable event for holders of senior notes that will be subject to tax in the manner described above under "--Sale or Disposition of Equity Units or Stripped Units."

    Ownership of the Treasury Portfolio

   After the remarketing settlement date or tax event redemption date (if prior to the purchase contract settlement date), your Equity Units will include a beneficial interest in a treasury portfolio instead of a senior note. We and, by acquiring Equity Units, you agree to treat yourself as the owner of the beneficial interest in the treasury portfolio that is a part of the Equity Units owned by you. Your initial tax basis in your applicable ownership interest in the treasury portfolio will equal your pro rata portion of the amount paid by the remarketing agent or collateral agent, as the case may be, for the treasury portfolio. Your adjusted tax basis in the treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

    Interest Income and Original Issue Discount

   The treasury portfolio will consist of stripped U.S. treasury securities. Following a remarketing or tax event redemption of the senior notes, a holder of Equity Units will be required to treat its pro rata portion of each treasury security in the treasury portfolio as a bond that was originally issued on the date the remarketing agent or collateral agent acquired the relevant treasury securities underlying the treasury portfolio and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the remarketing agent or collateral agent acquires them on behalf of holders of Equity Units. A holder whether on the cash or accrual method of tax accounting will be required to include original issue discount (other than original issue discount on short-term U.S. treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holder's investment in the treasury portfolio and will not be considered current income for United States federal income tax purposes.

   In the case of any treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. treasury security"), in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless you are an accrual basis holder who elects to accrue the original issue discount on a short-term U.S. treasury security on a constant yield to maturity basis, you will accrue such original issue discount on a straight-line basis.

Non-United States Holders

   The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a U.S. expatriate, and such Non-United States Holders should consult their own tax advisors.

United States Federal Withholding Tax

   The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes or treasury securities provided that:

  . you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

  . (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your Equity Units, Stripped Units, senior notes or treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are pass-through entities rather than individuals.

   If you cannot satisfy the requirements described above, payments of interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  . IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

  . IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   The 30% United States federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the Equity Units, Stripped Units, treasury securities, senior notes and our common stock acquired under the forward purchase contract. However, interest income including original issue discount and any gain treated as ordinary income that you realize on the sale, exchange or other disposition of a note will be subject to withholding in certain circumstances unless the conditions described in the four bullet points above are satisfied.

   We will generally withhold tax at a 30% rate on contract adjustment payments and dividends paid on our common stock acquired under a forward purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

   A Non-United States Holder of our common stock or a forward purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or contract adjustment payments, will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

   A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    United States Federal Income Tax

   If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or treasury securities, dividends on our common stock, or to the extent they constitute taxable income, contract adjustment payments from the forward purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities, dividends on our common stock and, to the extent they constitute taxable income, the contract adjustment payments from the forward purchase contracts will be included in earnings and profits.

   Any gain realized on the disposition of a treasury security, senior note (to the extent not treated as interest income under the contingent payment debt rules), forward purchase contract or share of our common stock generally will not be subject to United States federal income tax unless:

  . that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

  . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  . in the case of Equity Units, Stripped Units or our common stock, we are or have been a "United States real property holding corporation" for United States federal income tax purposes (subject to the discussion below).

   An individual Non-United States Holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under the first bullet above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

   We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. If we become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market:

  . you will not be subject to United States federal income tax on the disposition of our common stock if you hold or held (at any time during the shorter of the five-year period preceding the date of disposition or such holder's holding period) less than or equal to 5% of the total outstanding shares of our common stock; and

  . you will not be subject to United States federal income tax on the disposition of the forward purchase contracts if on the day you acquired the forward purchase contracts, the forward purchase contracts you acquired had a fair market value less than 5% of the fair market value of all of the forward purchase contracts.

United States Federal Estate Tax

   Your estate will not be subject to United States federal estate tax on the senior notes or treasury securities beneficially owned by you at the time of your death, provided that:

  . you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury regulations; and

  . interest on those senior notes or treasury securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

   Our common stock acquired under a forward purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Forward purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

United States Holders

   In general, information reporting requirements may apply to payments on Equity Units, Stripped Units, senior notes, treasury securities, and our common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

   The amount of the interest, contract adjustment payments and dividends on our common stock paid to you and the tax withheld with respect to such interest, contract adjustment payments and dividends, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest, contract adjustment payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

   In general, no backup withholding will be required regarding payments on the Equity Units, Stripped Units, senior notes, treasury securities, or our common stock (except possibly with respect to contract adjustment payments) that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have delivered the statement described above under "Non-United States Holders--United States Federal Withholding Tax."

   In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Equity Units, Stripped Units, senior notes, treasury securities, or our common stock made within the United States or conducted through certain United States financial intermediaries if:

  . (1) the payor receives the statement described above and (2) does not have actual knowledge or reason to know that you are a United States person; or

  .   you otherwise establish an exemption.

Backup withholding may apply if you fail to comply with applicable United States information reporting or certification requirements.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                         CERTAIN ERISA CONSIDERATIONS

   The following is a summary of certain considerations associated with the purchase of the Equity Units (and the securities underlying the Equity Units) by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (which we call ERISA), applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (which we call collectively Similar Laws), apply; and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each of which we call a Plan).

   Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan's particular circumstances before authorizing an investment in the Equity Units (and the securities underlying the Equity Units). Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

   Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the ERISA Plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b) (4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Code, but may be subject to Similar Laws.

   Prohibited transactions within the meaning of Section 406 of ERISA or
Section 4975 of the Code could arise if the Equity Units (and the securities underlying the Equity Units) were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406 (a) (1) (B) of ERISA and Section 4975 (c) (1) (B) of the Code (or similar provisions under Similar Laws) between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

   The United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Equity Units (and the securities underlying the Equity Units). Those class exemptions include:

  . PTCE 96-23--for certain transactions determined by in-house asset managers,

  . PTCE 95-60--for certain transactions involving insurance company general accounts,

  . PTCE 91-38--for certain transactions involving bank collective investment funds,

  . PTCE 90-1--for certain transactions involving insurance company separate accounts, and

  . PTCE 84-14--for certain transactions determined by independent qualified professional asset managers.

   Because of the possibility that direct or indirect prohibited transactions or violation of Similar Laws could occur as a result of the purchase, holding or disposition of the Equity Units (and the securities underlying the Equity Units) by a Plan, the Equity Units may be not purchased by any Plan, or any person investing "plan assets" of any Plan, unless its purchase, holding and disposition of the Equity Units (and the securities underlying the Equity Units) will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the Equity Units or any interest in the Equity Units will be treated as if it has represented by its purchase and holding of the Equity Units that either:

  . it is not a Plan and is not purchasing the Equity Units or interest in the Equity Units on behalf of or with "plan assets" of any Plan, or

  . its purchase, holding and disposition of the Equity Units or interest in the Equity Units (and accompanying interests in, and potential transactions involving, the securities underlying the Equity Units) will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

   In addition, no Plan will be permitted to participate in the remarketing program unless and until the Plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that the Plan's participation in the remarketing program will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Law.

   Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of Equity Units (and the securities underlying the Equity Units) on behalf of or with "plan assets" of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of Equity Units (and the securities underlying the Equity Units), whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Equity Units (and the securities underlying the Equity Units) by the Plan are entitled to full exemptive relief thereunder.

                                 UNDERWRITING

   Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are the joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Equity Units set forth opposite the underwriter's name.

                                                                 Number of
   Underwriter                                                  Equity Units
   -----------                                                  ------------
   Goldman, Sachs & Co.........................................  1,350,000
   J.P. Morgan Securities Inc..................................  1,350,000
   Salomon Smith Barney Inc....................................  1,350,000
   Banc of America Securities LLC..............................    240,000
   Credit Suisse First Boston Corporation......................    240,000
   Lehman Brothers Inc.........................................    240,000
   Merrill Lynch, Pierce, Fenner & Smith
               Incorporated....................................    240,000
   UBS Warburg LLC.............................................    240,000
   A.G. Edwards & Sons, Inc....................................    125,000
   Danske Securities (US), Inc.................................    125,000
   Edward D. Jones & Co., L.P..................................    125,000
   McDonald Investments Inc....................................    125,000
   TD Securities (USA) Inc.....................................    125,000
   The Williams Capital Group, L.P.............................    125,000
                                                                 ---------
       Total...................................................  6,000,000
                                                                 =========

   The underwriting agreement provides that the obligations of the underwriters to purchase the Equity Units are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Equity Units (other than those covered by the over-allotment option described below, unless and until this option is exercised) if they purchase any of the Equity Units.

   The underwriters propose to offer the Equity Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Equity Units to dealers at the public offering price less a concession not to exceed $0.900 per Equity Unit. If all of the Equity Units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, to purchase from us within 13 days from the original issuance of the Equity Units, up to 900,000 additional Equity Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Equity Units approximately proportionate to that underwriter's initial purchase commitment.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional Equity Units.

                               Paid by American Electric Power
                               -------------------------------
                               No Exercise    Full Exercise
                               -----------    -------------
Per Equity Unit............... $     1.50      $      1.50
Total......................... $9,000,000      $10,350,000

   We have agreed and our executive officers and directors have agreed that, for a period of 90 days from June 5, 2002, we and they will not, without the prior written consent of the joint book-running managers, dispose of or hedge any Equity Units, forward purchase contracts or shares of our common stock or any securities substantially similar to the Equity Units, forward purchase contracts or shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or substantially similar securities (other than the exercise of outstanding options and issuance of shares issuable under plans for employees or shareholders in effect on the date of this prospectus supplement). However, we may issue shares of our common stock in the concurrent offering. The joint book-running managers in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   Our common stock is listed on the NYSE under the symbol "AEP." We have been approved to list the Equity Units on the NYSE under the symbol "AEP PrA."

   The Equity Units are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Equity Units but are not obliged to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Equity Units.

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Equity Units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Equity Units in excess of the number of Equity Units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of Equity Units made in an amount up to the number of Equity Units represented by the underwriters' over-allotment option. In determining the source of Equity Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Equity Units available for purchase in the open market as compared to the price at which they may purchase Equity Units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Equity Units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of Equity Units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Equity Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Equity Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Equity Units made for the purpose of preventing or retarding a decline in the market price of the Equity Units while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Equity Units originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the Equity Units. They may also cause the price of the Equity Units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Equity Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Equity Units in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Equity Units in, from or otherwise involving the United Kingdom.

   The Equity Units may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in the Netherlands, other than to individuals or legal entities which include, but are not limited to: banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

   This prospectus supplement and the accompanying prospectus will be made available in electronic format on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of Equity Units to underwriters for sale to their online brokerage account holders. The representatives will allocate Equity Units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Equity Units may be sold by the underwriters to securities dealers who resell Equity Units to online brokerage account holders.

   We estimate that our portion of the total expenses of this offering of Equity Units, exclusive of underwriting discounts and commissions, will be approximately $630,000.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

   This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the senior notes or upon early settlement of the forward purchase contracts.

   The underwriters and certain of their affiliates have performed investment banking, advisory, general financing and commercial banking services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of their business.

                                 LEGAL MATTERS

   Certain legal matters with respect to this offering of Equity Units will be passed on for us by Thomas G. Berkemeyer, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William
E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation and Simpson Thacher & Bartlett, New York, New York and for the underwriters by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                    EXPERTS

   The financial statements of the Company and its subsidiaries (including Central and South West Corporation and its subsidiaries, as of December 31, 2001 and 2000, and for the years then ended) and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, as stated in their reports dated February 22, 2002 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 1999 financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals), which are incorporated herein by reference.

   The financial statements of Central and South West Corporation and its subsidiaries (excluding CSW UK Holdings), as of December 31, 1999, and for the year then ended, have been audited by Arthur Andersen LLP, as stated in their reports, which are incorporated herein by reference. The financial statements of CSW UK Holdings, as of December 31, 1999, and for the year then ended, have been audited by KPMG Audit Plc, as stated in their report, which is incorporated herein by reference.

   Such financial statements of the Company and its subsidiaries have been so incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

PROSPECTUS

                                $3,000,000,000

                     American Electric Power Company, Inc.
                               1 RIVERSIDE PLAZA
                             COLUMBUS, OHIO 43215
                                (614) 223-1000

                                 SENIOR NOTES
                                 COMMON STOCK
                        JUNIOR SUBORDINATED DEBENTURES
                           STOCK PURCHASE CONTRACTS
                             STOCK PURCHASE UNITS

                              AEP CAPITAL TRUST I
                             AEP CAPITAL TRUST II
                             AEP CAPITAL TRUST III

                          TRUST PREFERRED SECURITIES
                       Guaranteed as described herein by

                     American Electric Power Company, Inc.

                                 -------------

                                 TERMS OF SALE

   This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.

   The common stock of American Electric Power Company, Inc. is listed on the New York Stock Exchange under the symbol "AEP". The last reported sale of the common stock on the New York Stock Exchange on May 15, 2002 was $44.86 per share.

   In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to American Electric Power Company, Inc. and its consolidated subsidiaries. "Trusts" refer to AEP Capital Trust I, AEP Capital Trust II and AEP Capital Trust III.

   Investing In These Securities Involves Risks. See The Section Entitled "Risk Factors" Beginning On Page 2 For More Information.

   The Securities have not been approved by the Securities and Exchange Commission ("SEC") or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                 The date of this prospectus is May 17, 2002.

                                  THE COMPANY

   We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying degrees of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. In addition, in recent years we have been pursuing various unregulated business opportunities in the U.S. and worldwide. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is
(614) 223-1000.

   We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies: Appalachian Power Company ("APCo"), Central Power and Light Company ("CPL"), Columbus Southern Power Company ("CSP"), Indiana Michigan Power Company ("I&M"), Kentucky Power Company, Kingsport Power Company, Ohio Power Company ("OPCo"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCo"), West Texas Utilities Company ("WTU") and Wheeling Power Company. These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. We also own all of the outstanding common stock of American Electric Power Service Corporation, which provides accounting, administrative, information systems, engineering, financial, legal, maintenance and other services to us and our subsidiaries.

                            PROSPECTUS SUPPLEMENTS

   We will provide information to you about the securities in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities,
(b) the accompanying prospectus supplement provides more specific terms of your securities, and (c) the pricing supplement, if any, provides the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

                                 RISK FACTORS

   You should carefully consider the risks described below as well as other information contained in this prospectus before buying the securities registered herein. These are risks we consider to be material to your decision whether to invest in our securities at this time. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial, but you consider important. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of the securities registered herein could decline, and you may lose all or part of your investment.

Risks Related to Our Energy Trading and Wholesale Businesses

Our revenues and results of operations are subject to market risks that are beyond our control.

   We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the Federal Energy Regulatory Commission (the "FERC"), which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

   Volatility in market prices for fuel and power may result from:

  .   weather conditions;

  .   seasonality;

  .   power usage;

  .   illiquid markets;

  .   transmission or transportation constraints or inefficiencies;

  .   availability of competitively priced alternative energy sources;

  .   demand for energy commodities;

  .   natural gas, crude oil and refined products, and coal production levels;

  .   natural disasters, wars, embargoes and other catastrophic events; and

  . federal, state and foreign energy and environmental regulation and legislation.

Our energy trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

   Our energy trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our energy trading and risk management decisions may have on our business, operating results or financial position.

   We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

   Our energy trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate. Our policies and procedures do not typically require us to hedge the multitude of new trading positions taken daily in these activities.

Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

   We are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to our customers.

   We depend on transmission facilities owned and operated by other power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale products. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

   The FERC has issued electric and gas transmission initiatives that require electric and gas transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

We do not fully hedge against price changes in commodities.

   We routinely enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

   We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

Risks Related to Our Regulated Business and Evolving Regulation

We operate in a non-uniform and fluid regulatory environment.

   AEP is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 ("PUHCA"). The rates charged by the domestic utility subsidiaries are approved by the FERC and the eleven state utility commissions. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates. The prices charged by foreign subsidiaries located in the UK, Australia, China, Mexico and Brazil are regulated by the authorities of those respective countries and are generally subject to price controls. Seven of the eleven state retail jurisdictions in which our domestic electric utilities operate have enacted restructuring legislation. The restructuring legislation of two of the seven states, Texas and Ohio, require the legal separation of generation and related assets and liabilities from the other utility assets and liabilities of the electric utilities in those states. Once legal separation occurs in Texas and Ohio, approximately one half of our domestic generation will not be regulated by state utility commissions as to rates. The remaining five states of the seven that have enacted restructuring legislation contemplate some level of regulatory reform without currently requiring legal separation of assets. Our utility operations in the four state retail jurisdictions that have not enacted any restructuring legislation currently plan to adhere to the vertically-integrated utility model with cost recovery through regulated rates.

   Our business plan is based on the regulatory framework as described and assumes that deregulated generation will not be re-regulated. There can be no assurance that the states that have pursued restructuring will not reverse such policies; nor can there be assurance that the states that have not enacted restructuring legislation will not do so in the future. In addition to the multiple levels of regulation at the state level in which we operate, our business is subject to extensive federal regulation. There can be no assurance that recent federal legislative and regulatory initiatives which have generally facilitated competition in the energy sector will continue or will not be reversed. Critical press coverage of supply problems and price volatility in the California power markets--a state which enacted restructuring legislation in favor of competition--as well as critical press coverage of the bankruptcy of Enron Corp. would suggest that conditions for additional deregulation may not be favorable.

   Further alteration of the regulatory landscape in which we operate will impact the effectiveness of our business plan and may, because of the continued uncertainty, harm our financial condition and results of operations.

Risks relating to state restructuring

We have limited ability to pass on to our customers our costs of production.

   We are exposed to risk from changes in the market prices of coal and natural gas used to generate power where generation is no longer regulated or where existing fuel clauses are suspended or frozen. The protection afforded by retail fuel clause recovery mechanisms has been eliminated by the implementation of customer choice in Ohio (effective January 1, 2001) and in the Electric Reliability Council of Texas ("ERCOT") area of Texas (effective January 1, 2002). We expect that there may be similar risks should customer choice be similarly implemented in other states. Because the risk of fuel price increases, increased environmental compliance costs and generating unit outage cannot be passed through to customers during the transition period in Ohio and only partially in Texas upon regulatory approval, we retain these risks.

   The protection afforded by fuel clause recovery mechanisms has been frozen by settlement agreements currently in place in Indiana (through 2007) and Michigan (through January 1, 2004). To the extent all of the fuel supply of the generating units in these states are not under fixed price long-term contracts we are subject to market price risk. We continue to be protected against market price changes by active fuel clauses in Oklahoma, Arkansas, Louisiana, Kentucky, Virginia (through the transition to competition on July 1, 2007) and the Southwest Power Pool ("SPP") area of Texas (until the implementation of restructuring). A fuel clause in West Virginia has been suspended per a settlement reached in a state restructuring proceeding. However, as restructuring has not been implemented in West Virginia, the fuel clause may be reactivated.

   Ohio: Until the transition to full market competition is complete in Ohio on December 31, 2005, our Ohio regulated utility subsidiaries there are required to provide power at capped rates, which may be below current market rates, to retail customers that do not choose an alternative power generation supplier. To satisfy this default service obligation, these regulated utility subsidiaries will source power from our to-be-formed power marketing affiliate ("PMA"), under contract. The power sales agreements PMA will have with our Ohio regulated utilities have a fixed price, which may have little or no relationship to the cost of supplying this power. This means that our PMA will absorb the risk of fuel and power price increases, increased costs of environmental compliance and generating unit outage. Following the transition, it is anticipated that the PMA will no longer be obligated to sell to the Ohio regulated subsidiaries, permitting it to sell power previously committed to serving this obligation at market rates.

   Texas: Under Texas restructuring, beginning January 1, 2002, all retail electric customers in the ERCOT region will purchase electricity from retail electric providers ("REPs"). Each restructured utility in Texas has an obligation to organize a REP which will provide electricity to customers located in the restructured utility's former franchise area ("Affiliate REPs"). All Affiliate REPs must offer fixed rates for electricity referred to as the Price to Beat ("PTB") to customers of less than 1 MW peak demand who do not choose an alternative supplier during a transition period from 2002 through 2006. The PTB may be below current market rates. The fuel cost component of an Affiliate REPs' PTB will be permitted prospective adjustment twice a year based upon changes in a natural gas price index. We currently own two Affiliate REPs that will provide PTB service in the former franchise area of our regulated utilities situated in the ERCOT area of Texas. We have entered into an agreement to sell these Affiliate REPs, subject to regulatory approval and other conditions. In the event we do not sell these Affiliate REPs, because the Affiliate REPs must sell at fixed PTB rates to eligible customers, our Affiliate REPs will absorb the risk of fuel and power price increases, increased costs of environmental compliance and generating unit outage, subject to the biannual prospective fuel cost adjustment. AEP has established a separate REP that provides electric service to customers of greater than 1MW peak demand throughout Texas. In addition, AEP has established a REP that offers provider-of-last-resort ("POLR") service to customers both inside and outside the former franchise area of our regulated utilities. POLR service is provided to customers when they cannot obtain service from another REP including the Affiliate REP providing PTB service. Our POLR REP provides service at fixed rates to customers of greater than 1MW demand in the franchise area of our regulated utilities and to PTB customers in their service territory of an unaffiliated utility. Our PMA may enter into agreements to sell power to our REP and Affiliate REPs and such agreements may assume the risk of fuel price increases, increased costs of environmental compliance and generating unit outage--however, if that were the case, on a consolidated basis, we would still retain such risks. Following the transition, all REPs and Affiliate REPs will be permitted to sell to retail customers at market rates. Although currently delayed, it is anticipated that the foregoing framework will be extended to the SPP area of Texas in a similar fashion.

The default service, price to beat and provider-of-last-resort obligations do not restrict customers from switching suppliers of power.


   Those default service, PTB and POLR customers that we serve in Ohio and Texas may choose to purchase power from alternative suppliers. Should they choose to switch from us, our sales of power may decrease. Customers originally choosing alternative suppliers may switch to our default service, PTB or POLR obligations. This may increase demand above our facilities' available capacity. Thus, any such switching by customers could have an adverse effect on our results of operations and financial position. Conversely, to the extent the power sold by the PMA to meet the default service, PTB or POLR obligations could have been sold to third parties at more favorable wholesale prices, we will have incurred potentially significant lost opportunity costs.

Some laws and regulations governing restructuring of the wholesale generation market in Oklahoma, Arkansas, Virginia and West Virginia have not yet been interpreted or adopted and could harm our business, operating results and financial condition.

   While the electric restructuring laws in Oklahoma, Arkansas, Virginia and West Virginia established the general framework governing the retail electric market, the laws required the utility commission in each state to issue rules and determinations implementing the laws. Some of the regulations governing the retail electric market have not yet been adopted by the utility commission in each state. These laws, when they are interpreted and when the regulations are developed and adopted, may harm our business, results of operations and financial condition. In June 2001, Oklahoma enacted legislation delaying competition indefinitely.

   In Virginia, the laws requires APCo to make compliance filings with the Virginia State Corporation ("VSCC") to implement the law. APCo's compliance filing is pending but we are unable to predict the outcome of the VSCC's review of our filing. It is possible that the VSCC could limit APCo's ability to transfer generation assets in connection with corporate separation. The West Virginia legislature approved electricity restructuring; however, the West Virginia Public Service Commission ("WVPSC") cannot implement the restructuring plan until the legislature makes tax law changes necessary to preserve the revenues of state and local governments. We cannot predict the timing of the passage of such legislation. Therefore, it is also possible that the legislation could be revisited. We cannot predict the impact of such a development.

Recovery of deferred fuel balances and stranded costs

   The Public Utility Commission of Texas ("PUCT") review and reconciliation of retail fuel clause recovery was eliminated in the ERCOT area of Texas effective January 1, 2002. During 2002 CPL and WTU will file final fuel reconciliations with the PUCT to reconcile their fuel costs through the period ending December 31, 2001. The ultimate recovery of deferred fuel balances at December 31, 2001 will be decided as part of PUCT-required true-up proceedings in 2004. If the final under-recovered fuel balances or any amounts incurred but not yet reconciled are disallowed, it would harm our financial condition and diminish our results of operations.


   As a part of restructuring in Texas, electric utilities are allowed to recover stranded generation costs including generation-related regulatory assets. CPL included regulatory assets not approved for securitization in its request for recovery of $1.1 billion of stranded costs. In a 1997 CPL PUCT rate proceeding, $800 million of nuclear unit costs included in property, plant and equipment-electric and regulatory assets on the consolidated balance sheets was determined to be excess cost over market ("ECOM"). The PUCT provided for a lower return on ECOM assets and ECOM assets are being amortized on an accelerated basis for rate-making purposes.

   After hearings on the issue of stranded costs in a proceeding to establish restructured rates for CPL, the PUCT ruled in October 2001 that its current estimate of CPL's stranded costs was negative $615 million. The final amount of stranded costs will be established by the PUCT in a 2004 true-up proceeding. If our total stranded costs determined in the 2004 true-up are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates charged of the CPL transmission and distribution utility. An offsetting credit, if imposed, would limit our recovery of regulatory assets and may harm our results of operations.

   Management believes that CPL will have stranded costs in 2004, and that the current treatment of excess earnings will be amended at that time. CPL has appealed the PUCT's estimate of stranded costs and refund of excess earnings to the Travis County District Court. Unaffiliated parties also appealed the PUCT's refund order contending the entire $615 million of negative stranded costs should be refunded presently. Management is unable to predict the outcome of this litigation. An unfavorable ruling would diminish our results of operations, cash flows and possibly financial condition.

The FERC and/or the SEC may not approve the corporate separation plans we have submitted to comply with the unbundling laws enacted in Texas and Ohio.

   Seven of the eleven state retail jurisdictions in which our domestic electric utility companies operate have enacted restructuring legislation. In general, the legislation provides for a transition from cost-based regulation of bundled electric service to customer choice and market pricing for the supply of power. Texas and Ohio have each enacted laws that generally require the legal separation of previously vertically integrated electric utilities into non-regulated and regulated components. We have filed requests with the FERC and SEC to complete our corporate separation unbundling restructuring plan to separate our regulated and non-regulated businesses. Significant portions of those requests incorporate the unbundling plans which have been approved in Texas and Ohio to bring our utility companies that operate in those states into compliance with their respective restructuring laws. Certain industrial and wholesale customers and state utility commissions have intervened to oppose our corporate separation filings at the FERC. A settlement agreement has been reached in the FERC proceeding with a majority of the active intervenors, including all state utility commissions. The agreement was filed with the FERC in December 2001 to obtain final approval. We believe that the agreement meets the requirements of the FERC and expect the matter to be resolved favorably. We can give no assurance, however, that the FERC and/or the SEC will approve the action necessary to complete the corporate separations. Failure to approve may limit our ability to efficiently operate our business.

   In addition, while not a condition to implementation of corporate separation, we are seeking to exempt our deregulated generation assets in Ohio and Texas from regulation as utilities under PUHCA. This generation comprises about one half of our domestic generation. To obtain this exemption, each of the eleven state utility commissions in which we operate must make certain findings regarding the impact of the exemption in their respective states. The SEC and the FERC must also act before the exemption is granted. We believe we will obtain all necessary approvals for the exemption; we can give no assurance, however, that the states, the FERC, the SEC and/or the relevant state utility commissions will approve the action necessary. Failure to do so may limit our ability to maximize the return on our deregulated generation assets.

We may not be able to respond effectively to competition.

   We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include deregulation of the electric utility industry in some markets and privatization of the electric utility industry in others. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels or pursue our growth strategy.

   While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in the regional markets in which we have facilities could increase competition in the wholesale power market in those regions, which could harm our business, results of operations and financial condition. Also, industry restructuring in regions in which we have substantial operations could affect our operations in a manner that is difficult to predict, since the effects will depend on the form and timing of the restructuring.

General risks of our regulated operations

We are exposed to nuclear generation risk.

   Through I&M and CPL, we have interests in four nuclear generating units, which interests equal 2,740 MW, or 7% of our generation capacity. We are, therefore, also subject to the risks of nuclear generation, which include the following:


  . the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

  . limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

  . uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and

  . uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

   The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants such as ours. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could harm our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

   Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or "RTOs", may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

   We are participating with four unaffiliated utilities in the formation of the Alliance RTO. In 2001 the Alliance companies and MISO entered into a settlement addressing transmission pricing and other "seam" issues between the two RTOs. On December 19, 2001 the FERC approved the proposal of the MISO for a regional transmission organization and instructed the Alliance companies, which had submitted a separate RTO proposal, to explore joining the MISO organization. The FERC's order is intended to facilitate the establishment of a single RTO in the Midwest and support the establishment of viable for-profit transmission companies under an RTO umbrella. In its order, the FERC concluded that the proposed Alliance RTO lacks sufficient scope to exist as a stand-alone RTO and directed the Alliance companies to explore how their business plan can be accommodated within MISO. We recently announced our intention to join the PJM Interconnection, LLC, the mid-Atlantic grid operator.

   Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

We are subject to regulation under the Public Utility Holding Company Act of 1935.

   Our system is subject to the jurisdiction of the SEC under PUHCA. The rules and regulations under PUHCA impose a number of restrictions on the operations of registered holding company systems. These restrictions include a requirement that the SEC approve in advance securities issuances, sales and acquisitions of utility assets, sales and acquisitions of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules limit the dividends that our subsidiaries may pay from unearned surplus.

Our merger with CSW may ultimately be found to violate PUHCA.

   We acquired CSW in a merger completed on June 15, 2000. Among the more significant assets we acquired as a result of the merger were four additional domestic electric utility companies--CPL, PSO, SWEPCo and WTU. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of PUHCA and sent the case back to the SEC for further review. Specifically, the court told the SEC to revisit its conclusion that the merger met PUHCA's requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

   We believe that the merger meets the requirements of PUHCA and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with PUHCA. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with PUHCA, or
(ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with PUHCA. If the merger were ultimately found to violate PUHCA, it may require us to take remedial actions or divest assets which may harm our results of operations or financial condition.

Risks Related To Market, Economic Or International Financial Volatility

We are subject to risks associated with a changing economic environment.

   In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed and future results of operations could be significantly harmed.

   The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A downgrade in our credit rating could negatively affect our ability to access capital and/or to operate our power and gas trading businesses.

   Standard & Poor's and Moody's rate our senior, unsecured debt at BBB+ and Baa1, respectively. However, on April 19, 2002, Moody's placed the credit ratings of our senior unsecured indebtedness on review for possible downgrade pending corporate separation. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Further, if our short-term rating were to fall below P-2 or A-2, the current ratings assigned by Standard & Poor's and Moody's, respectively, it would significantly limit our access to the commercial paper market.

   Our power and gas trading businesses rely on the investment grade ratings (with respect to senior, unsecured debt) of our public utility subsidiaries and us, respectively. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating or those of our public utility subsidiaries were to decline below investment grade, our ability to profitably operate our power and gas trading businesses would be diminished because we would likely have to deposit cash or cash related instruments which would reduce our profits.

Our operating results may fluctuate on a seasonal and quarterly basis.

   Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

Changes in technology may significantly affect our business by making our power plants less competitive.

   A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

Risks of doing business outside the United States

   We currently own and may acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we may explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

   Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain countries in which we develop or acquire projects, or make investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies to United States dollars or other hard currencies or to move funds offshore from such countries. Furthermore, the central bank of any such country may have the authority in certain circumstances to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although we intend to structure our power purchase agreements, joint venture agreements and other project revenue agreements to provide for payments or contributions to be made in, or indexed to, United States dollars or a currency freely convertible into United States dollars, there can be no assurance that we will be able to achieve this structure in all cases or that a power purchaser or other customer will be able to obtain sufficient United States dollars or other hard currency or that available United States dollars will be allocated to pay such obligations or make such contributions.

Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

   We are heavily exposed to changes in the price and availability of coal because most of our generating capacity is coal-fired. We have contracts of varying durations for the supply of coal for most of our existing generation capacity, but as these contracts end, we may not be able to purchase coal on terms as favorable as the current contracts.

   We also own natural gas-fired facilities, which increases our exposure to the more volatile market prices of natural gas.

   Changes in the cost of coal or natural gas and changes in the relationship between those costs and the market prices of power will affect our financial results. Since the price we obtain for electricity may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the changes in costs to our customers. In addition, the price we can charge our retail customers in some jurisdictions are capped and our fuel recovery mechanisms in other states are frozen for various periods of time.

   In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

At times, demand for power could exceed our supply capacity.

   We are currently obligated to supply power in parts of eleven states. From time to time the demand for power required to meet these obligations could exceed our available generation capacity. If this occurs, we would have to buy power on the market. We may not always have the ability to pass these costs on to our customers because some of the states we operate in do not allow us to increase our rates in response to increased fuel cost charges. Since these situations most often occur during periods of peak demand, it is possible that the market price for power at that time would be very high. Unlike the cooler weather over the summer of 2000, the hotter-than-normal summer of 1999 saw market prices for power in regions in which certain of our regulated utility subsidiaries have supply obligations peak in excess of $5,000 per megawatt hour. Utilities that did not own or purchase sufficient available capacity during those periods incurred significant losses in sourcing incremental power. Even if a supply shortage was brief, we could suffer substantial losses that could diminish our results of operations.

Risks Related To Environmental Regulation

Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

   Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

We anticipate that we will incur considerable capital costs for compliance.

   Most of our generating capacity is coal burning. We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. We expect to spend approximately $1.6 billion in connection with the installation of emission control equipment at our facilities to comply with the new NOx rule (of which approximately $450 million has already been expended), the Section 126 Rule and certain environmental requirements of Texas. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

   If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against us highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

   Since 1999, we have been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA and a number of states alleged that we and eleven unaffiliated utilities modified certain units at coal-fired generating plants in violation of the Clean Air Act. Federal EPA filed complaints against certain AEP subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the Federal EPA case. The alleged modification of the generating units occurred over a 20 year period.

   If these actions are resolved against us, substantial modifications of our existing coal-fired power plants would be required. In addition, we could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations. Moreover, our results of operations and financial position could be reduced due to the consequent distraction of management and the expense of ongoing litigation.

   Other parties have settled similar lawsuits. An unaffiliated utility which operates certain plants jointly owned by CSPCo reached a tentative agreement to settle litigation regarding generating plant emissions under the Clean Air Act. Negotiations are continuing and a settlement could impact the operation of certain of the jointly owned plants. Until a final settlement is reached, CSPCo will be unable to determine the settlement's impact on its jointly owned facilities and its future results of operations and cash flows.

We are unlikely to be able to pass on the cost of environmental compliance to our customers.

   Most of our contracts with wholesale customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. Due to the deregulation of generation in Texas, Ohio and Virginia, we cannot recover through rates additional capital and other costs incurred by us to comply with new environmental regulations with respect to our generation previously regulated in those jurisdictions. As a result of rate freezes in effect in Michigan and Indiana (expiring January 1, 2005) we generally cannot recover through rates additional capital and other costs incurred by us to comply with new environmental regulations with respect to our generation subject to those jurisdictions. A settlement currently on file with the FERC in connection with our corporate separation proceeding would extend Indiana's rate freeze through 2007.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Twelve Months
Period Ended                             Ratio
------------                             -----
December 31, 1997....................... 2.22
December 31, 1998....................... 2.25
December 31, 1999....................... 2.14
December 31, 2000....................... 1.59
December 31, 2001....................... 2.23
March 31, 2002.......................... 2.13

   For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we and the trusts filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities registered herein.

Annual Report on Form 10-K for the year ended December 31, 2001; and Quarterly Report on Form 10-Q for the period ended March 31, 2002.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. G. C. Dean
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
(614) 223-1000

   You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

   The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. At March 31, 2002, our outstanding short-term debt was $3,984,000,000.

   The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering. The proceeds from the sale of Trust Preferred Securities by a trust will be invested in Debt Securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds of the sale of such Debt Securities to the applicable trust for the above purposes.

                                  THE TRUSTS

   AEP Capital Trust I, AEP Capital Trust II and AEP Trust III (each a "trust") are statutory business trusts created under the Delaware Business Trust Act pursuant to amended and restated declarations of trust, among AEP, Wilmington Trust Company, as the Property Trustee and Delaware Trustee and two employees of AEP as Administrative Trustees. In this prospectus, we refer to these declarations as the trust agreements.

   Each trust exists solely to:

  . issue and sell its Trust Preferred Securities and Trust Common Securities (the "Trust Securities");

  . use the proceeds from the sale of its Trust Securities to purchase and hold a series of our Debt Securities;

  .   maintain its status as a grantor trust for federal income tax purposes;
      and

  . engage in other activities that are necessary or incidental to these purposes.

   We will purchase all of the Trust Common Securities. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the trust. Payments will be made on the Trust Common Securities pro rata with the Trust Preferred Securities, except that the Trust Common Securities' right to payment will be subordinated to the rights of the Trust Preferred Securities if there is a default under the trust agreement resulting from an event of default under the applicable indenture.

   We will guarantee the Trust Preferred Securities as described later in this prospectus.

   Each trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the trust agreement. The office of the Delaware Trustee in the State of Delaware is 1100 North Market Street, Wilmington, Delaware 19890. The trust's offices are located at 1 Riverside Plaza, Columbus, Ohio 43215; the telephone number is (614) 223-1000.

                        ACCOUNTING TREATMENT OF TRUSTS

   For financial reporting purposes, the trusts will be treated as our subsidiaries and, accordingly, the accounts of the trusts will be included in our consolidated financial statements. The Trust Preferred Securities will be presented as a separate line item in our consolidated balance sheet, and appropriate disclosures concerning the Trust Preferred Securities, the Guarantees, the Senior Notes and the junior subordinated debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, we will record distributions payable on the Trust Preferred Securities as an expense.

                        DESCRIPTION OF THE SENIOR NOTES

General

   We will issue the Senior Notes directly to the public, to a trust or as part of a Stock Purchase Unit, under an Indenture dated May 1, 2001 between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at 5 Penn Plaza, New York, New York.

   The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of Senior Notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of Senior Notes and issue additional Senior Notes of such series.

   Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

   The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

   A prospectus supplement or pricing supplement will include the final terms for each Senior Note. If we decide to list upon issuance any Senior Note or Senior Notes on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Senior Notes that we may sell at one or more times will be established in the applicable pricing or prospectus supplement:

  .   Maturity

  .   Fixed or floating interest rate

  .   Remarketing features

  .   Certificate or book-entry form

  .   Redemption

  .   Not convertible, amortized or subject to a sinking fund

  .   Interest paid on fixed rate Senior Notes quarterly or semi-annually

  . Interest paid on floating rate Senior Notes monthly, quarterly, semi-annually, or annually

  .   Issued in multiples of a minimum denomination

  .   Ability to defer payment of interest

  .   Any other terms not inconsistent with the Indenture

  .   Issued with Original Issue Discount

   The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes issued to the public will be "book-entry," represented by a permanent global Senior Note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue Senior Note certificates registered in the name of the Senior Noteholders.

   The interest rate and interest and other payment dates of each series of Senior Notes issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

   In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

   The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

   The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note:

Redemptions

   If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the Senior Noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, the Trustee selects the Senior Notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

   If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to purchase or redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

Note Certificates--Registration, Transfer, and Payment of Interest and Principal

   Unless otherwise indicated in the applicable prospectus supplement, each series of Senior Notes issued to the public will be issued initially in the form of one or more global notes, in registered form, without coupons, as described under Book-Entry System. However, if we issue Senior Note certificates, they will be registered in the name of the Senior Noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Senior Note certificates will be made by check.

Original Issue Discount

   We may issue the Senior Notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Senior Notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Senior Notes.

Interest Rate

   The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

   If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

   For a discussion of our ability to defer interest payments on the Senior Notes, see Description of Trust Preferred Securities--Option to Extend Interest Payment Period.

Fixed Rate Senior Notes

   A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

   Each floating rate Senior Note will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

   The following are events of default under the Indenture with respect to any series of Senior Notes, unless we state otherwise in the applicable prospectus supplement:

  . failure to pay for three business days the principal of (or premium, if any, on) any Senior Note of a series when due and payable;

  . failure to pay for 30 days any interest on any Senior Note of any series when due and payable;

  . failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;

  .   certain events of our bankruptcy or insolvency; or

  .   any other event of default specified in a series of Senior Notes.

   An event of default for a particular series of Senior Notes does not necessarily mean that an event of default has occurred for any other series of Senior Notes issued under the Indenture. If an event of default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Senior Notes are issued to a trust, see Description of Trust Preferred Securities--Enforcement of Certain Rights of Holders of Trust Preferred Securities.

   The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

   Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

   Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class.
However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Senior Noteholders.

Consolidation, Merger or Sale

   We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Senior Notes.

Legal Defeasance

   We will be discharged from our obligations on the Senior Notes of any series at any time if:

  . we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series, and

  . we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of Senior Noteholders of that series will not change as a result of our performing the action described above.

   If this happens, the Senior Noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

   We will be discharged from our obligations under any restrictive covenant applicable to the Senior Notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

   The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

   We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business. The Trustee is also the Subordinated Indenture Trustee under the Subordinated Indenture relating to the Junior Subordinated Debentures.

                          DESCRIPTION OF COMMON STOCK

   Our authorized capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 322,235,005 shares of our common stock were issued and outstanding as of December 31, 2001. Our common stock, including the common stock offered in this prospectus once issued, is listed on the New York Stock Exchange. First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500, is the transfer agent and registrar for our common stock.

Dividend Rights

   The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements, charter provisions and regulating requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

   The holders of our common stock are entitled to one vote for each share of common stock held. The holders of our common stock are entitled to cumulate their votes when voting for the election of directors.

Pre-emptive Rights

   The holders of our common stock generally do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock. If, however, our board of directors determines to issue and sell any common stock solely for money and not by (1) a public offering, (2) an offering to or through underwriters or dealers who have agreed to promptly make a public offering, or (3) any other offering which the holders of a majority of our outstanding common stock have authorized; then such common stock must first be offered pro rata to our existing shareholders on terms no less favorable than those offered to persons other than our existing shareholders.

Rights Upon Liquidation

   If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Restrictions on Dealing with Existing Shareholders

   We are subject to Section 513 of New York's Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

   We will issue the Junior Subordinated Debentures directly to the public, to a trust or as part of a Stock Purchase Unit under the Subordinated Indenture to be entered into by us and the Subordinated Indenture Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See Where You Can Find More Information on how to locate these documents.

   The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness". You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

   Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Junior Subordinated Debentures) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

   The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

   A prospectus supplement or pricing supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

  .   Maturity

  .   Fixed or floating interest rate

  .   Remarketing features

  .   Certificate or book-entry form

  .   Redemption

  .   Not convertible, amortized or subject to a sinking fund

  . Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually

  . Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually

  .   Issued in multiples of a minimum denomination

  .   Ability to defer interest payments

  .   Any other terms not inconsistent with the Subordinated Indenture

  .   Issued with Original Issue Discount

   The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

   The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

   Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed in a manner it determines to be fair.

Junior Subordinated Debenture Certificates--Registration, Transfer, and Payment of Interest and Principal

   Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

Original Issue Discount

   We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

   The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

   If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

   For a discussion of our ability to defer interest payments on the Junior Subordinated Debentures, see Description of Trust Preferred Securities--Option to Extend Interest Payment Period.

Fixed Rate Junior Subordinated Debentures

   A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

   Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

   The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

  . failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;

  . failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;

  . failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;

  .   certain events of our bankruptcy or insolvency; or

  . any other event of default specified in a series of Junior Subordinated Debentures.

   An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated

Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Junior Subordinated Debentures are issued to a trust, see Description of Trust Preferred Securities--Enforcement of Certain Rights by Holders of Trust Preferred Securities.

   The Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

   In the case of Junior Subordinated Debentures issued to a trust, a holder of Trust Preferred Securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the Property Trustee of the trust by which those Trust Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Debentures of the related series on or after the due dates specified in those Junior Subordinated Debentures.

   Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

   Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

   We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

   We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

  . we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

  . we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

   If this happens, the debentureholders of the series will not be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

Covenant Defeasance

   We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

   Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

   Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

  . we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

  . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

  . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

   "Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

  . all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed;

  . all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

  . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

   Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

   The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of December 31, 2001, our Senior Indebtedness totaled approximately $6,252,621,000.

Governing Law

   The Subordinated Indenture and Junior Subordinated Debentures of all series will be governed by the laws of the State of New York.

Concerning the Trustee

   We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

   Each trust may issue Trust Preferred Securities and Trust Common Securities under the trust agreement, which we refer to in this prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement is filed with the SEC herewith and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Trust Preferred Securities.

General

   Each trust will exist for the exclusive purposes of:

  . issuing and selling its Trust Preferred Securities and Trust Common Securities;

  .   investing the gross proceeds of the Trust Securities in our Debt
      Securities;

  .   maintaining its status as a grantor trust for federal income tax purposes;

  .   making distributions; and

  . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

   Our Debt Securities will be the sole assets of each trust, and our payments under the Debt Securities will be the sole income of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, OH 43215.

   Each trust will exist until terminated as provided in its trust agreement. The trustees of each trust will be:

  . two of our employees or officers or two employees or officers of our affiliates as administrators (the "Administrative Trustees"); and

  . Wilmington Trust Company, which will act as Property Trustee and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee") and for the purpose of complying with the provisions of the Delaware Business Trust Act, the Delaware Trustee (the "Delaware Trustee").

   The trust agreement will authorize the Administrative Trustees to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred

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Securities. We will acquire Trust Common Securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

   Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each trust will be used to purchase our Debt Securities, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See Description of Guarantees below.

   Each Guarantee, when taken together with our obligations under the related Debt Securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the respective trust. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act.

Provisions of a Particular Series

   Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

  .   the name of the Trust Preferred Securities;

  .   the liquidation amount and number of Trust Preferred Securities issued;

  . the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

  . whether distributions will be cumulative and, in the case of Trust Preferred Securities, having cumulative distribution rights, the date from which distributions will be cumulative;

  . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

  . the terms and conditions, if any, upon which the Debt Securities and the related Guarantee may be distributed to holders of the Trust Preferred Securities;

  . any securities exchange on which the Trust Preferred Securities will be listed;

  . the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities; and

  . any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

   Terms of the Trust Preferred Securities issued by each trust will mirror the terms of the Debt Securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of Debt Securities issued to a trust will correspond to the rate at which distributions

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

will be paid and the distribution and other payment dates of the Trust Preferred Securities of that trust. The prospectus supplement will also set forth whether the Debt Securities to be issued to a trust will be Senior Notes or Junior Subordinated Debentures.

Distributions

   The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable.

   Each trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase our Debt Securities. The income of a trust available for distribution to holders of the Trust Preferred Securities issued by that trust will be limited to payments under those Debt Securities. If we do not make payments on the Debt Securities, a trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein under Description of Guarantees.

Option to Accelerate Maturity Date

   If, at any time the Debt Securities are held by a trust, we are not able to deduct the interest payable on the Debt Securities as a result of a Tax Event, then we have the right to accelerate the stated maturity of the Debt Securities to the minimum extent required so that interest on the Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity may not be less than 15 years from the date of the original issuance. Moreover, we may not accelerate the stated maturity unless we have received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Trust Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

Option to Extend Interest Payment Period

   If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the Debt Securities at any time or from time to time for a period, which we refer to in this prospectus as an "extension period," not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on the Debt Security on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the Debt Securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a trust will be deferred during any such extension period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of Debt Securities, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount

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

income for United States federal income tax purposes. We will provide further discussion of the accrual of original issue discount in the applicable prospectus supplement.

   Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Debt Securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the applicable trustee and the Property Trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such extension period and the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The applicable trustee will give notice of our election to begin a new extension period to the holders of the Trust Preferred Securities.

   Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the Guarantee has occurred and is continuing, we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities.

Registration, Transfer and Exchange

   Unless otherwise indicated in the applicable prospectus supplement, each series of Trust Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under Book-Entry System. However, if we issue certificates, they will be issued in the name of the security holder.

   Trust Preferred Securities of any series will be exchangeable for other Trust Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, Trust Preferred Securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of the Property Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

   The Property Trustee will not be required to issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any Trust Preferred Securities selected for redemption except, in the case of any Trust Preferred Security to be redeemed in part, the portion thereof not to be so redeemed.

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

Payment and Paying Agents

   Distributions and other payments on Trust Preferred Securities issued in the form of global securities will be paid in the manner described under Book-Entry System.

   The paying agent initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. If the Property Trustee is no longer the paying agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrative Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and the Administrative Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Property Trustee.

Redemption

   Upon the repayment or redemption, in whole or in part, of the Debt Securities held by a trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that trust, upon not less than 30 nor more than 60 days' notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Debt Securities. If less than all the Debt Securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debt Securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust.

   Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the Debt Securities held by a trust:

  . on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

  . prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

   "Like Amount" means:

  . with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Debt Securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes; and

  . with respect to a distribution of Debt Securities to holders of Trust Securities in connection with a dissolution or liquidation of a trust, Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Debt Securities are distributed.

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

   "Tax Event" means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

  . the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Debt Securities we have issued to that trust;

  . interest payable by us on the Debt Securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  . the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of Trust Preferred Securities.

   If and for so long as a trust is the holder of all the Debt Securities issued by us to that trust, we will pay, with respect to the Debt Securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding Trust Preferred Securities and Trust Common Securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

Redemption Procedures

   Trust Preferred Securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debt Securities held by that trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also Subordination of Trust Common Securities.

   If a trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository

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

irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the Guarantee as described under Description of Guarantees, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a global Trust Preferred Security, in accordance with the depository's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Debt Securities, on and after the redemption date interest will cease to accrue on the Debt Securities or portions of them called for redemption.

Subordination of Trust Common Securities

   If on any distribution date or redemption date a payment event of default with respect to the underlying Debt Securities has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred

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

Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

   In the case of any event of default under the trust agreement, as defined below, resulting from an event of default with respect to the underlying Debt Securities, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the related trust agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

   In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Debt Securities held by that trust.

   The holders of all the outstanding Trust Common Securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the Debt Securities held by that trust to be distributed in liquidation of the trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the trust.

   Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

  . events of bankruptcy, dissolution or liquidation involving us or the holder of the Trust Common Securities, as specified in the trust agreement;

  . the giving by the holder of the Trust Common Securities issued by the trust of written direction to the Property Trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the Trust Common Securities;

  . the redemption of all the Trust Preferred Securities issued by the trust in connection with the repayment or redemption of all the Debt Securities as described under "Redemption"; and

  . the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

   If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities issued by the trust a Like Amount of the related Debt Securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in

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

the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Debt Securities, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See Subordination of Trust Common Securities.

   After the liquidation date is fixed for any distribution of Debt Securities we have issued to a trust,

  . the Trust Preferred Securities issued by that trust will no longer be deemed to be outstanding,

  . the depository or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debt Securities to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depository or its nominee, and

  . any certificates representing the Trust Preferred Securities not held by the depository or its nominee will be deemed to represent the Debt Securities having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

   If we do not redeem the Debt Securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the Debt Securities are not distributed to holders of the Trust Preferred Securities issued by that trust, the Trust Preferred Securities will remain outstanding until the repayment of the Debt Securities and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

   There can be no assurance as to the market prices for Trust Preferred Securities or the related Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Debt Securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Certain Covenants

   In connection with the issuance of Trust Preferred Securities by a trust, we will agree:

  . to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any trust to which Debt Securities have been issued while such Debt Securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the Trust Common Securities;

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

  . not to voluntarily dissolve, wind up or liquidate a trust to which Debt Securities have been issued, other than in connection with a distribution of Debt Securities to the holders of the Trust Preferred Securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

  . to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which Debt Securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

   Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the preferred security Guarantee has occurred and is continuing, we will also agree that we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities, other than, in each case, repurchases, redemptions or other acquisitions of shares of our:

  . capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

  . as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  . payments under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities;

  . any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

  . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

  . we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

  . we are in default with respect to our payment of any obligations under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities; or

  .   an extension period is continuing.

   We will also agree that, if and for so long as a trust is the holder of all Debt Securities issued by us in connection with the issuance of Trust Preferred Securities by that trust and that trust is required to

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

pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the Debt Securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Events of Default

   Any one of the following events constitutes an event of default with respect to the Trust Preferred Securities issued by a trust under the related trust agreement:

  . default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement;

  . the occurrence of an event of default under the applicable indenture relating to the Debt Securities held by a trust (see Description of the Senior Notes--Events of Default and Description of the Junior Subordinated Debentures--Events of Default);

  . the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

  . the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

   Within five business days after the occurrence of certain events of default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the event of default to the respective holders of Trust Securities and the respective Administrative Trustees, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related Debt Securities, the Property Trustee must notify the holders and the Administrative Trustees that we intend to defer these interest payments, unless we have revoked our determination to do so.

   The applicable trust agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities.

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   The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a trust may waive any past default under the applicable trust agreement except:

  . a default in the payment of any distribution when it becomes due and payable or any redemption price;

  . a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

  . a default under the applicable indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable trust agreement.

   If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related Debt Securities issued by us to a trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See Subordination of Trust Common Securities, Liquidation Distribution Upon Dissolution, Description of the Senior Notes--Events of Default and Description of Junior Subordinated Debentures--Events of Default.

   We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

Voting Rights; Amendment of Trust Agreement

   Except as provided below and under Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors and Description of Guarantees--Amendments and Assignment and as otherwise required by law and the applicable trust agreement, the holders of the Trust Preferred Securities issued by a trust will have no voting rights.

   The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the trust:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

  . to facilitate the tendering, remarketing and settlement of the Trust Preferred Securities, as contemplated in the trust agreement;

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  .   to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an "investment company" under the Investment Company Act; or

  .   to reflect the appointment of a successor trustee.

   The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the Trust Common Securities and the Property Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

   Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

   So long as any Debt Securities are held by a trust, the respective Property Trustee will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Debt Securities under the related indenture, or execute any trust or power conferred on the Property Trustee with respect to the related Debt Securities;

  .   waive any past default that is waivable under the applicable indenture;

  . exercise any right to rescind or annul a declaration that the Debt Securities shall be due and payable; or

  . consent to any amendment, modification or termination of the applicable indenture or the related Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the applicable indenture would require the consent of each holder of Debt Securities affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities.

   A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debt Securities. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

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   Any required approval of holders of Trust Preferred Securities issued by a trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable trust agreement.

   No vote or consent of the holders of Trust Preferred Securities issued by a trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable trust agreement. See above under Redemption.

   Notwithstanding that holders of Trust Preferred Securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related Debt Securities and the holders of those Debt Securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right.

   If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of Debt Securities on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a "Direct Action". We will have the right under the applicable indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action.

   We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding:

  . no modification of the applicable indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect,

  .   no termination of the applicable indenture may occur and

  . no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related Debt Securities have been paid in full and certain other conditions are satisfied.

   With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Debt Securities except under the circumstances described in this section.

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Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of
Successors

   The Property Trustee or the Delaware Trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust's outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

   A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

  . the successor entity either expressly assumes all the obligations of the trust with respect to its Trust Preferred Securities or substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Debt Securities;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  . the Trust Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

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

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . we or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable Guarantee.

   Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Information Concerning the Property Trustees

   Each Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of Trust Preferred Securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

Concerning the Property Trustee

   We and our affiliates use or will use some of the services of the Property Trustee in the normal course of business.

Miscellaneous

   The Administrative Trustees and the Property Trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Debt Securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each Property Trustee and the holders of Trust Common Securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

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

   Holders of the Trust Preferred Securities have no preemptive or similar rights.

   A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

   The trust agreement and the Trust Preferred Securities will be governed by Delaware law.

                           DESCRIPTION OF GUARANTEES

   Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will appoint The Bank of New York as Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of guarantee agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

   Unless otherwise provided in a prospectus supplement, we will fully and unconditionally agree, to the extent described herein, to pay the Guarantee payments, as defined below, to the holders of the Trust Preferred Securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the "Guarantee payments," will be subject to the respective Guarantee:

  . any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the trust has funds on hand available therefor;

  . the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the trust has funds on hand available therefor; and

  . upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related Debt Securities are distributed to holders of the Trust Preferred Securities, the lesser of:

   (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

   (2) the amount of assets of the trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the trust.

   Our obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the trust to pay these amounts to the holders.

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

   Each Guarantee will be an irrevocable guarantee of the obligations of the respective trust under its Trust Preferred Securities, but will apply only to the extent that the trust has funds sufficient to make these payments.

   If we do not make payments on the Debt Securities held by a trust, the trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the Guarantee. See Status of the Guarantees. The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

   We will enter into an agreement as to expenses and liabilities with each trust to provide funds to such trust as needed to pay obligations of the trust to parties other than the holders of the Trust Preferred Securities. We have, through the Guarantees, the trust agreements, the agreements as to expenses and liabilities, the applicable Debt Securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of its Trust Preferred Securities. See Relationship Among Trust Preferred Securities, Debt Securities and Guarantees.

Status of the Guarantees

   Each Guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each Guarantee.

   Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the Guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee payments in full to the extent not paid or distributed by the respective trust.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under Description of Trust Preferred Securities--Voting Rights; Amendment of Trust Agreement. All Guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

Events of Default

   An event of default under a Guarantee will occur upon our failure to perform any of our payment obligations under the Guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

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   The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related trust, the Guarantee Trustee or any other person or entity.

   We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

   We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) expressly assumes our obligations under the Guarantee and (iii) immediately after giving effect thereto no event of default under the Guarantee and no event which after notice or lapse of time or both, would become an event of default under the Guarantee has happened and is continuing.

Information Concerning the Guarantee Trustee

   The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the Guarantee, the Guarantee Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

Termination of the Guarantees

   Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective trust and upon distribution of the related Debt Securities to the holders of the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Governing Law

   Each Guarantee will be governed by New York law.

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Concerning the Trustee

   We and our affiliates use or will use some of the banking services of the Guarantee Trustee in the normal course of business.

   We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

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                DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND
                           THE STOCK PURCHASE UNITS

   We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us and we may sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

   The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities or Trust Preferred Securities securing the holder's obligations to purchase the common stock under the Stock Purchase Contracts.

   The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

   The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not necessarily contain all of information that you may find useful. For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

 RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBT SECURITIES AND GUARANTEES

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably Guaranteed by us as and to the extent set forth under Description of Guarantees. Taken together, our obligations under the related Debt Securities, the applicable indenture, an agreement as to expenses and liabilities, the related trust agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional Guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of each trust's obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Debt Securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Debt Securities having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

Sufficiency of Payments

   As long as payments are made when due on the Debt Securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that trust, primarily because:

  . the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

  . the interest rate and interest and other payment dates on the Debt Securities will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

  . we will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the related Trust Securities; and

  . the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

   Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

   Under the circumstances set forth under Description of Trust Preferred Securities--Enforcement of Certain Rights by Holders of Trust Preferred Securities, holders of Trust Preferred Securities may bring a Direct Action against us.

   A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related trust or any other person or entity. See Description of Guarantees.

Limited Purpose of Trust

   The Trust Preferred Securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Debt Securities. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a trust, or from us under a Guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related Debt Securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the Trust Preferred Securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See Description of Trust Preferred Securities--Liquidation Distribution Upon Dissolution. Since we are the guarantor under each of the Guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust's obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY SYSTEM

   Unless otherwise stated in a prospectus supplement, book-entry securities of a series will be issued in the form of a global security that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue security certificates to each holder. One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

   Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

   DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange security certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

   A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

   We will wire principal and interest payments to DTC's nominee. We and the applicable trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

   It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global securities and voting by participants, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

   According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

   Securities represented by a global certificate will be exchangeable for definitive securities with the same terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the securities of a series to be represented by a global security and notify the Trustee of our decision.

                             PLAN OF DISTRIBUTION

   We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

   Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

   The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

   Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

   The Agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

   We may also sell securities directly. In this case, no underwriters or agents would be involved.


General Information

   Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                LEGAL OPINIONS

   Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the securities for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

   Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the trust agreement and the creation of the trusts will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

   The financial statements of the Company and its subsidiaries (including Central and South West Corporation and its subsidiaries, as of December 31, 2001 and 2000, and for the years then ended) and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, as stated in their reports dated February 22, 2002 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 1999 financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals), which are incorporated herein by reference.

   The financial statements of Central and South West Corporation and its subsidiaries (excluding CSW UK Holdings), as of December 31, 1999, and for the year then ended, have been audited by Arthur Andersen LLP, as stated in their reports, which are incorporated herein by reference. The financial statements of CSW UK Holdings, as of December 31, 1999, and for the year then ended, have been audited by KPMG Audit Plc, as stated in their report, which is incorporated herein by reference.

   Such financial statements of the Company and its subsidiaries have been so incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

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

================================================================================

                            6,000,000 Equity Units

                     American Electric Power Company, Inc.

                              9.25% Equity Units

[LOGO]
AEP
  AMERICAN(R)
  ELECTRIC
  POWER


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                             PROSPECTUS SUPPLEMENT

                                 June 5, 2002

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